Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FLORA PARENT, INC.,

CENTRAL GARDEN & PET COMPANY,

GENESIS MERGERCO, INC.

and

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of December 30, 2020

i

EXHIBITS

Exhibit A*	Net Working Capital
Exhibit B*	Form of Escrow Agreement
Exhibit C*	Form of Certificate of Merger
Exhibit D* Exhibit E*	Form of Letter of Transmittal Form of Stockholder Consent

*	The above exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of December 30, 2020, by and among CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”), GENESIS MERGERCO, INC., a Delaware corporation (“MergerCo”), Flora Parent, Inc., a Delaware corporation (the “Company”), and FS Equity Partners VII, L.P., a Delaware limited partnership, in its capacity as the Stockholder Representative hereunder (the “Stockholder Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I.

WHEREAS, the Parent, MergerCo and the Company wish to effect a business combination through a merger of MergerCo with and into the Company (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of the Company and its stockholders;

WHEREAS, the boards of directors of the Parent and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of their respective stockholders, and the Parent has approved this Agreement as the sole stockholder of MergerCo;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to the Parent and MergerCo to enter into this Agreement, Michael Pietrasiewicz (the “Key Employee”) is entering into an Employment Agreement with the Parent or one of its Affiliates (the “Employment Agreement”), which Employment Agreement will be effective contingent upon the consummation of the Merger and at and as of the Effective Time; and

WHEREAS, promptly after the execution and delivery of this Agreement, the Company shall (i) solicit the written consent of each of the Company’s stockholders set forth on Schedule 1 hereto (the “Requisite Stockholders”) adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Delaware law and the relevant provisions of the Organizational Documents (in the form attached hereto as Exhibit E, the “Stockholder Consent”) and (ii) on behalf of the FS Stockholder as defined in the Company Stockholders Agreement (as defined in the Company Disclosure Schedule), notify the stockholders of the Company (other than the Requisite Stockholders) of the execution and delivery the Stockholder Consent adopting this Agreement and the transactions contemplated hereby, including the Merger, and requesting such stockholders to execute the Stockholder Consent pursuant to Section 4.1 of the Company Stockholders Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2020 Audited Financial Statements” means the audited consolidated balance sheet of Seed Holdings Inc. and its Subsidiaries as of the fiscal year ended September 30, 2020, together with the audited consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity of Seed Holdings Inc. and its Subsidiaries for the periods then ended, and the related notes thereto.

“Accounting Principles” means the accounting methods, policies, principles, practices and procedures with consistent classifications, judgments and estimation methodology (including the establishment of reserves) as were used in the Latest Balance Sheet and detailed in Schedule 1.1(A) or, to the extent different therefrom, the example statement of Net Working Capital set forth on Exhibit A (in which case, the accounting methods, policies, principles, practices and procedures with consistent classifications, judgments and estimation methodology used in the preparation of such example statement of Net Working Capital shall govern).

“Adjusted EBITDA” means the earnings before interest, taxes, depreciation and amortization adjusted to give effect to the items set forth on Schedule 1.2. The calculation of Adjusted EBITDA derived from the Interim Financial Statements is set forth on Schedule 1.2.

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions involving: (a) any acquisition by any Person of any equity securities or voting interests of the Company or any of its Subsidiaries; (b) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries; (c) any sale, assignment, transfer or other disposition of assets of the Company or any of its Subsidiaries (excluding sales of assets in the ordinary course of business consistent with past practice); or (d) any liquidation or dissolution of the Company or any of its Subsidiaries (provided, however, that the transactions among the Parent, MergerCo and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Actual Fraud” means the actual and intentional common law fraud of a Person in making the representations and warranties set forth in ARTICLE IV of this Agreement, which, for the avoidance of doubt, shall not include constructive fraud or other claims based on constructive knowledge, equitable fraud, negligence, recklessness or similar theories.

“Adjustment Escrow Amount” means $7,000,000.00.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business Day” means any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

“Cash” means, with respect to the Company, all cash, commercial paper, certificates of deposit and other bank deposits, other cash equivalents and credit card receivables held by the Company, determined in accordance with GAAP. For avoidance of doubt, Cash shall (i) be reduced by issued or outstanding checks and drafts, and pending electronic debits and (ii) include checks, deposits in transit and drafts deposited for the account of the Company but not yet posted.

“Closing Cash” means the Cash as of 11:59 p.m. (New York time) on the day immediately prior to the Closing Date.

“Closing Common Share Price” means, without duplication, the quotient of (1) the amount equal to the sum of (a) the Enterprise Value, plus (b) Estimated Cash, plus (c) the Option Strike Prices for the Vested portion of all Options outstanding and unexercised immediately prior to the Effective Time, plus (d) the Estimated Tax Benefit Amount, minus (e) Estimated Closing Indebtedness, minus (f) Estimated Transaction Expenses, plus (g) the amount of the Estimated Net Working Capital Adjustment (which may be a positive or negative number), minus (h) the Escrow Amount, minus (i) the Stockholder Representative Reserve Fund, minus (j) the Estimated Tax Liability Amount (which may be a positive or negative number), divided by (2) the number of Fully Diluted Shares.

“Closing Indebtedness” means the outstanding Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.

“Closing Net Working Capital” means the Net Working Capital as of 11:59 p.m. (New York time) on the day immediately prior to the Closing Date.

“COBRA” means Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA and any applicable state law providing for similar group health or welfare plan continuation coverage.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Certificates” means certificates representing shares of Common Stock.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means that certain disclosure letter of even date herewith from the Company delivered concurrently with the execution and delivery of this Agreement.

“Company’s Knowledge” means the actual knowledge of Michael Pietrasiewicz, Darrel Wakewich, Donald Morse, Jr., David Sbordon and David Gray, in each case after reasonable inquiry under the circumstances.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 21, 2020, by and between Seed Holdings Inc. and the Parent.

“Consents” means all authorizations, consents, approvals of, or registrations, declarations or filings with, any Governmental Entity or any other Person, in each case that are necessary in order to consummate the Transaction or to avoid a breach, acceleration or modification of obligations or termination of a Contract.

“Contract” means any written agreement, commitment, contract or instrument.

“COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease” and/or the “novel coronavirus”, and any of their mutations or permutations, and the outbreak, spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the forgoing.

“COVID-19 Law” shall mean the CARES Act and the Families First Coronavirus Response Act of 2020.

“DGCL” means the Delaware General Corporation Law as in effect from time to time.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule delivered concurrently with the execution and delivery of this Agreement.

“DOJ” means the United States Department of Justice.

“Enterprise Value” means $532,000,000.

“Environmental Laws” means the applicable Laws in effect on or prior to the Closing Date pertaining to pollution, the protection of the environment and natural resources, and/or governing the generation, treatment, storage, transportation, disposal, release, manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Substances.

“Equityholders” means the Stockholders and the Optionholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is considered a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing between the Parent, the Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means the Adjustment Escrow Amount and the Specified Claim Escrow Amount.

“Escrow Fund” shall mean the Adjustment Escrow Fund and the Specified Claim Escrow Fund.

“Estimated Net Working Capital Adjustment” means Estimated Net Working Capital less Target Net Working Capital (which Estimated Net Working Capital Adjustment may be a negative number).

“Final Common Share Price” means, without duplication, the quotient of (1) the amount equal to (a) the Enterprise Value, plus (b) Final Cash, plus (c) the Option Strike Prices for the Vested portion of all Options outstanding and unexercised immediately prior to the Effective Time, plus (d) the Final Tax Benefit Amount, minus (e) Final Closing Indebtedness, minus (f) the Final Transaction Expenses, plus (g) the Final Net Working Capital Adjustment (which may be a positive or negative number), minus (h) the Escrow Amount, minus (i) the Stockholder Representative Reserve Fund, minus (j) the Final Tax Liability Amount (which may be a positive or negative number) divided by (2) the number of Fully Diluted Shares.

“Final Net Working Capital Adjustment” means Final Net Working Capital less the Target Net Working Capital (which Final Net Working Capital Adjustment may be a negative number).

“Fully Diluted Shares” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Company as treasury stock or any Subsidiary of the Company ), plus the aggregate number of shares of Common Stock issuable for the Vested portion of each Option outstanding and unexercised immediately prior to the Effective Time, assuming the Merger occurs.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof; provided, that in the case of the financial statements specified in Section 4.5, GAAP shall be as in effect on the date of the relevant financial statement.

“Governmental Entity” means any supranational, national, federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator, tribunal, administrative agency or commission or other governmental entity, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental entity.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, or toxic substances as those or similar terms are defined under or regulated by any Environmental Laws; (b) any friable asbestos or any asbestos containing material; (c) PCBs; and (d) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company or any of its Subsidiaries, without duplication: (a) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all unreimbursed obligations in respect of letters of credit, bankers acceptances, and note purchase facilities, (d) any liability of such Person secured by a Lien (other than Permitted Liens) on the assets the Company or any of its Subsidiaries, (e) any liability of such Person for any seller notes and earn-out payments owed on the Closing Date by the Company or one of its Subsidiaries due to prior acquisitions by the Company or such Subsidiaries, whether or not matured, (f) any liability of such Person under any capitalized leases, which by their terms must be treated as debt (as determined in accordance with GAAP as of the date hereof), (g) any liability of such Person under any financial hedging, swap or similar arrangements, (h) any liability of such Person to repay deposits or other amounts advanced by or owing to third parties, excluding trade payable or accrued expenses incurred in the Ordinary Course of Business, (i) any liability of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any of its Subsidiaries or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) all guaranties of such Person in connection with any liability described in clauses (a) through (j) above, and (k) all prepayment penalties, premiums or fees required to be paid in connection with the prepayment of any of the foregoing. For the avoidance of doubt, Indebtedness includes (without duplication) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness and any payables incurred in the Ordinary Course of Business shall be excluded from Indebtedness.

“Intellectual Property” means, collectively, all rights in United States, foreign and international industrial and intellectual property and other proprietary rights, including (a) patents, patent applications, rights to file for patent applications (including continuations, continuations-in-part, divisionals, reissues and reexaminations), (b) trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, (c) copyrights (whether or not registered), applications for and the right to file applications for registration thereof, works of authorship, moral rights, mask work rights, mask work registrations, applications and rights to file applications therefor, (d) trade secrets, trade dress, know-how (“Proprietary Information”), (e) publicity and privacy rights, (f) any other intellectual property rights arising under the laws of the United States of America, any state thereof, or any country or province, and (g) all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including programmers’ notes, memoranda and records.

“Law” or “Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced or applied by any Governmental Entity.

“Licensed Intellectual Property” means all Intellectual Property that any third party Person owns and that the Company or any of its Subsidiaries uses or has the right to use pursuant to a written license or sublicense.

“Liens” means liens, security interests, charges, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, encroachments, security agreements, or encumbrances.

“Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, financial condition or operating results of the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the Transaction; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, event, circumstance or occurrence to the extent arising from or relating to (a) changes affecting the industries or markets in which the Company operates (except to the extent any such condition has a disproportionate effect on the Company or such Subsidiary relative to other Persons in the industries in which the Company operates), (b) any failure by the Company to meet internal financial projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (c) national or international economic, political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group (except to the extent any such act or condition has a disproportionate effect on the Company or such Subsidiary relative to other Persons in the industries in which the Company operates), (d) changes in the accounting requirements or principles imposed on the Company and its Subsidiaries by applicable Law (except to the extent any such change has a disproportionate effect on the Company or such Subsidiary relative to other Persons in the industries in which the Company operates), (e) changes in the financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) (except to the extent any such change has a disproportionate effect on the Company or such Subsidiary relative to other Persons in the industries in which the Company operates), (f) changes in Law, the regulatory environment applicable to the Company or any Orders or binding directives issued by any Governmental Entity (except to the extent any such change has a disproportionate effect on the Company or such Subsidiary relative to other Persons in the industries in which the Company operates), (g) the taking of any action expressly required or contemplated by this Agreement or requested by the Parent or MergerCo in writing in connection with this Agreement and the other agreements contemplated hereby, (h) any “act of God,” including, but not limited to, weather, fires, natural disasters and earthquakes (except to the extent any such act or condition has a disproportionate effect on the Company or such Subsidiary relative to other Persons in the industries in which the Company operates), (i) the identity of the Parent or MergerCo or the announcement of the execution of this Agreement or the Transaction or the negotiation, pendency or consummation of such transactions, including losses or threatened losses of employees, customers, suppliers or others having a relationship with the Company and its Subsidiaries; (j) any fact, event or matter set forth in the Disclosure Schedules (other than any listing of contracts, assets or other items), (k) any change in the cost or availability or other terms of any financing to be obtained by the Parent or MergerCo; or (l) epidemics, pandemics, or contagious disease outbreaks (including COVID-19)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) (except to the extent any such occurrence or condition has a disproportionate effect on the Company or such Subsidiary relative to other Persons in the industries in which the Company operates).

“Material Contract” means:

(a) each Contract involving aggregate consideration in excess of $750,000 in any 12-month period which cannot be cancelled or terminated without penalty or without more than 60 days’ notice;

(b) each joint venture agreement, partnership agreement or similar agreement involving the Company or any of its Subsidiaries;

(c) each Contract containing covenants that restricts or prohibits the Company or any of its Subsidiaries from engaging in any line of business in any geographical area;

(d) each Contract with any director, officer or employee of the Company or any of its Subsidiaries providing for base annual compensation in excess of $200,000 in any twelve (12) month period or a change in control bonus or incentive payment contract with any director or employee of the Company or any of its Subsidiaries;

(e) each Lease for Real Property;

(f) each Contract, indenture, mortgage, promissory note, security interest, or other written agreement for Indebtedness in excess of $750,000;

(g) each Contract under which the Company or any of its Subsidiaries is granted the right to use Licensed Intellectual Property that is material to the operation of the business of the Company or any of its Subsidiaries (other than “shrink wrap” and similar commercially available end-user licenses, each of which has incurred annual license fees of less than $25,000);

(h) each acquisition Contract providing for the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line, or capital stock, equity interests or a significant portion of the assets of, another Person;

(i) each Contract that is with any labor union or other association representing any employee of the Company or any of the Company’s Subsidiaries;

(j) each Contract that provides for a settlement of any actual or threatened claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation involving the Company or any of its Subsidiaries other than (A) settlements under which none of the Company or any of the Company’s Subsidiaries has any continuing obligations, liabilities or rights (other than releases), and (B) settlements resulting in payments to or by the Company or any of the Company’s Subsidiaries of less than $100,000 individually; and

(k) each Contract under which any Owned Intellectual Property is licensed to any third party Person.

“Merger Consideration” means the aggregate amount payable hereunder to Stockholders and holders of Vested Options in respect of their shares of Common Stock and Vested Options as a result of the Merger, including amounts paid after the Closing pursuant to Sections 2.11, 2.12, or 2.14 together with additional payments, if any, made to the Equityholders from the Escrow Fund or the Stockholder Representative Reserve Fund.

“Net Working Capital” means (a) all current assets (excluding Cash and income and deferred Tax assets) of the Company and its Subsidiaries on a consolidated basis as reported by the Company minus (b) all current liabilities (excluding Indebtedness, accrued interest on Indebtedness and income and deferred Tax liabilities and Transaction Expenses) of the Company and its Subsidiaries on a consolidated basis as reported by the Company, each calculated in accordance with the Accounting Principles as detailed in Schedule 1.1(A). For avoidance of doubt, for purposes of determining Net Working Capital, no asset that has not previously been categorized as a long term asset will be classified as a long term asset and no liability that has not previously been categorized as a current liability will be classified as a current liability; in each case, other than any such change resulting solely from the passage of time or an incorrect application of the Accounting Principles.

“Option Strike Price” means, for the Vested portion of any Option outstanding and unexercised immediately prior to the Effective Time, the aggregate amount payable by the holder of such Option upon the full and valid exercise of the Vested portion of such Option (i.e., no net exercise).

“Optionholders” means the Persons designated as option holders on Schedule 4.3(c).

“Options” means each option to acquire shares of Common Stock outstanding and unexercised immediately prior to the Effective Time.

“Option Plan” means the Flora Parent, Inc. 2015 Equity Incentive Plan, as amended.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (in each case, whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“Owned Intellectual Property” means the Intellectual Property owned by the Company or its Subsidiaries.

“Parent Indemnitees” shall mean the Parent and its Affiliates (including, following the Closing, the Company).

“Paying Agent Agreement” means the paying agent agreement to be entered into at the Closing between the Parent, the Stockholder Representative and the Paying Agent.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) inchoate landlords’, mechanics’, carriers’, bailees’, materialmen’s, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and perfected landlords’, mechanics’, carriers’, bailees’, materialmen’s, workers’, repairers’ and similar Liens for amounts (i) which are not overdue for a period of more than ninety (90) days, (ii) which are not, individually or in the aggregate, significant or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP and (iii) if such Lien is perfected against a leased Real Property, such Lien does not constitute does not constitute a default under the applicable Lease beyond any applicable notice and cure period; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the applicable Real Property which do not have a Material Adverse Effect; (d) Liens, covenants, conditions, restrictions, easements, right of way, defects in title and other matters affecting title to the applicable Real Property which do not have a Material Adverse Effect; (e) public roads and highways; (f) matters that would be disclosed by an inspection or accurate survey of each parcel of real property and matters disclosed in public records; (g) Liens encumbering customary deposit accounts or brokerage accounts incurred in the Ordinary Course of Business; (h) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of setoff; (i) pledges, deposits or insurance in the Ordinary Course of Business arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation or to secure public or statutory obligations; (j) purchase money Liens and Liens securing rental payments under capital lease arrangements; (k) non-exclusive inbound licenses of Intellectual Property owned by third parties entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business; and (l) Liens that will be released at Closing (all of which listed in Schedule 1.1(B)).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means the taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period, using a closing of the books method.

“Principal Documents” means (a) this Agreement, (b) each agreement, instrument or document attached as an exhibit to this Agreement to which the Company will be a party and (c) each other agreement, certificate, document and instrument to be executed by any of the parties hereto at or prior to the Closing pursuant to this Agreement.

“R&W Insurance Policy” means that buyer-side representations and warranties insurance policy to be procured by the Parent and MergerCo prior to the Closing.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and all other agents of such Person.

“Specified Claim” means all claims, actions, suits, inquiries or judicial or administrative proceedings directly relating to or arising from the matter described in Schedule 1.1(C) of the Company Disclosure Schedule.

“Specified Claim Escrow Amount” means $500,000.00.

“Specified Claim Defense Expenses” shall include reasonable attorneys’, experts’ and consultants’ fees and expenses and all reasonable out-of-pocket expenses and other similar Specified Claim Losses incurred in connection with investigating, defending against the Specified Claim or negotiating, preparing and documenting a settlement with respect to the Specified Claim.

“Specified Claim Losses” shall mean claims, damages, losses, liabilities, royalties, Taxes, costs and expenses, interest, settlements, judgments, awards and penalties including all Specified Claim Defense Expenses.

“Stockholder” means a holder of Common Stock.

“Straddle Period” means a taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $61,873,831.57.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, stamp, occupation, real property, personal property, capital stock, social security, unemployment, disability, payroll and all other taxes or similar levies of any kind whatsoever, whether disputed or not, and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Benefit Amount” means the product of 35% and the expected net operating loss for U.S. federal income purposes for the taxable year beginning on October 1, 2020 and ending on the Closing Date determined by allocating Tax Transaction Expenses to the Pre-Closing Tax Period to the extent permitted by applicable Law, provided that (i) to the extent that the amount of the expected net operating loss for the taxable year beginning on October 1, 2020 exceeds the taxable income shown on the U.S. federal income Tax Returns for the taxable years ended on September 30, 2016 and September 30, 2017, then “24.5%” shall be substituted for “35%” to the extent of such excess, and (ii) to the extent that the amount of the expected net operating loss for the taxable year beginning on October 1, 2020 exceeds the taxable income shown on the U.S. federal income Tax Returns for the taxable years ended on September 30, 2016, September 30, 2017 and September 30, 2018, then “21%” shall be substituted for “24.5%” to the extent of such excess.

“Tax Liability Amount” means an amount equal to the sum of any amounts that would be properly accrued with respect to income Taxes on the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date in accordance with GAAP, taking into account any pre-payments and expressed as a positive number if a net liability or a negative number if a net asset; provided, that such amounts shall be calculated (a) as of the end of the Closing Date, (b) by otherwise excluding all deferred Tax liabilities and deferred Tax assets, (c) by allocating Tax Transaction Expenses to the Pre-Closing Tax Period to the extent permitted by applicable Law and (d) excluding any amounts taken into account in calculating any of Net Working Capital, Cash, Closing Indebtedness or Transaction Expenses.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax.

“Tax Transaction Expenses” means any deduction for U.S. federal income tax purposes directly attributable to (i) the payment of Transaction Expenses (regardless of when paid), (ii) payments under any option plan of the Company or its Subsidiaries pursuant to Section 2.9, and (iii) deferred unamortized financing fees with respect to Closing Indebtedness repaid at Closing pursuant to Section 2.15(a); provided, however, that the Company shall be deemed to have elected pursuant to IRS Revenue Procedure 2011-29 to treat seventy percent (70%) of any amount constituting a “success-based” fee” as an amount that does not facilitate the transactions contemplated hereby.

“Transaction” means the Merger and other transactions contemplated by this Agreement.

“Transaction Documents” means, collectively, this Agreement and each other document and instrument required to be executed in accordance therewith.

“Transaction Expenses” means (a) the legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by the Company or its Subsidiaries in connection with the Transactions; (b) the amount of any bonus or other payment obligations of the Company or any of its Subsidiaries that arise under any plan, agreement or other arrangement solely as a result of the Transaction (and not including, for the avoidance of doubt, any severance liability arising from any termination of employment following the Effective Time (it being agreed that any severance or similar liability incurred by the Company or any of its Subsidiaries prior to the Effective Time due to the termination of employment of an employee prior to the Effective Time shall be paid by the Company prior to the Effective Time or accrued as a current liability in the Estimated Closing Statement)); (c) the employer portion of any payroll or employment Taxes arising from any payments made to Optionholders; (d) 50% of all fees, costs and expenses of the Escrow Agent in connection with the Escrow Agreement and the Paying Agent (it being agreed that any such amount payable after the Effective Time shall be paid by the Stockholder Representative (from the Stockholder Representative Reserve Fund) and (e) all the fees, costs and expenses in connection with the Company obtaining the D&O Tail Policy; in each case to the extent not paid as of immediately prior to the Closing.

“Vested” means the portion of an Option that is exercisable, taking into account any acceleration occurring in connection with the consummation of the Merger.

1.2 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c) Time Periods. When calculating a period of time before which, within which or following which any act is to be done or step to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day

(d) “Delivered” or “Made Available”. The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Parent, material that has been posted, retained and thereby made available to Parent through the Data Room not less than six (6) hours before the execution of this Agreement.

1.3 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Adjustment Escrow Account	2.12
Adjustment Escrow Amount	2.12
Adjustment Escrow Fund	2.12
Agreement	Preamble
Amendments	4.13
Appraisal Rights	2.17(a)
Arbitrator	2.11(d)
Balance Sheet Date	4.5(b)
Benefit Plan	4.14(a)
Certificate of Merger	2.2
CIM	5.9(a)(i)
Claims	6.14(b)
Closing	ARTICLE III
Closing Date	ARTICLE III
Closing Disk	6.17
Closing Percentage	2.11(g)
Closing Statement	2.11(b)
Common Merger Consideration	2.6(a)
Company	Preamble
Company Group	11.19
Consenting Securityholders	6.14(a)
Continuing Employees	8.1
Controls	4.5(a)
Costs	6.8(a)
D&O Indemnified Parties	6.8(a)
D&O Tail Policy	6.8(c)
Data Room	5.9(a)(i)

Debt Financing	6.4
Disputed Amounts	2.11(c)
Dissenting Shares	2.17(a)
Effective Time	2.2
Employment Agreement	Recitals
Environmental Permits	4.11
Equityholder Deliveries	2.7(c)
Estimated Cash	2.11(a)
Estimated Closing Indebtedness	2.11(a)
Estimated Closing Statement	2.11(a)
Estimated Net Working Capital	2.11(a)
Estimated Tax Benefit Amount	2.11(a)
Estimated Tax Liability Amount	2.11(a)
Estimated Transaction Expenses	2.11(a)
Final Cash	2.11(f)
Final Closing Indebtedness	2.11(f)
Final Net Working Capital	2.11(f)
Final Tax Benefit Amount	2.11(f)
Final Tax Liability Amount	2.11(f)
Final Transaction Expenses	2.11(f)
Financial Statements	4.5(a)
Interim Financial Statements	4.5(a)
IT Assets	4.16(e)
Key Employee	Recitals
Latest Balance Sheet	4.5(a)
Lease	4.9(b)
Letter of Transmittal	2.7(c)
Liabilities	4.5(b)
Material Supplier	4.17
Merger	Recitals
Merger Consideration Allocation Schedule	2.11(a)
MergerCo	Preamble
Non-Party Affiliates	11.18
Outside Date	10.1(d)
Parent	Preamble
Parent Claims	6.14(b)
Parent Releasors	6.14(b)
Paying Agent	2.7(b)
Permits	4.6
Plans	4.14(a)
Privileged Communications	11.19
Projections	5.9(a)(v)
Proprietary Information	1.1
Purchase Price Adjustment	2.11(g)
Real Property	4.9(b)

Registered Intellectual Property	4.16(a)
Related Party Transaction	4.18
Releasors	6.14(b)
Remedial Action	6.5(b)
Requisite Stockholders	Recitals
Seed Holdings Financial Statements	4.5(a)
Seller Parties	11.19
Signing Disk	6.17
Specified Claim Escrow Account	2.12
Specified Claim Escrow Amount	2.12
Specified Claim Escrow Fund	2.12
Specified Claim Notice	2.19(b)
Stockholder Claims	6.14(a)
Stockholder Consent	Recitals
Stockholder Releasors	6.14(a)
Stockholder Representative	Preamble
Stockholder Representative Reserve Fund	2.14
Surviving Corporation	2.1
Transfer Taxes	6.1(a)

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, and on the terms and subject to the conditions of this Agreement and the DGCL, (i) MergerCo shall be merged with and into the Company, (ii) the separate corporate existence of MergerCo shall cease, and (iii) the Company shall continue as the surviving corporation after the Merger. The Company, as the surviving corporation after the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

2.2 Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”), with the Secretary of State of the State of Delaware as required by, and executed in accordance with the relevant provisions of, the DGCL. The time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties set forth in the Certificate of Merger is referred to in this Agreement as the “Effective Time.”

2.3 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in Annex A to the Certificate of Merger, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable Laws.

(b) At and after the Effective Time, the bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable Laws, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that all references to “GENESIS MERGERCO, INC.” in such bylaws shall refer to “Flora Parent, Inc.”.

2.5 Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable Laws.

2.6 The Merger Consideration; Effect on Outstanding Securities of the Company. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Company or the Equityholders, the effects of the Merger on the outstanding securities of the Company shall be as set forth in this Section 2.6.

(a) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 2.6(c) and other than any Dissenting Shares) shall be converted into the right to receive the Closing Common Share Price in cash, without interest, payable to the holder thereof in accordance with Section 2.7. In addition, each Stockholder shall be entitled to receive amounts equal to such Stockholder’s Closing Percentage (as set forth in the Merger Consideration Allocation Schedule) of each of (i) the amount of the Escrow Fund distributable to the Equityholders pursuant to the Escrow Agreement, (ii) the amount of any of the Stockholder Representative Reserve Fund distributable to the Equityholders of the Company pursuant to Section 2.14, and (iii) the amount payable to Stockholders pursuant to Section 2.11, in each case payable in accordance with the terms and conditions in this Agreement. The amounts set forth in this Section 2.6(a), collectively, are the “Common Merger Consideration.” From and after the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Common Certificates immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration therefor, and without interest thereon, payable to such Stockholders pursuant to this Agreement and the Escrow Agreement. In addition to the consideration payable to Stockholders under this Section 2.6(a), such Stockholders shall be entitled to additional payments, if any, made in accordance with Sections 2.11, 2.12 and 2.14, and as set forth in the Merger Consideration Allocation Schedule.

(b) Cancellation of Company Options. Prior to the Effective Time, the Company’s board of directors shall adopt appropriate resolutions and take all other actions necessary to (i) provide for the cancellation or exercise, effective immediately prior to the Effective Time, of all of the outstanding and unexercised Options that are Vested immediately prior to the Effective Time, in exchange for (A) a cash payment from the Surviving Corporation, without interest thereon, to each holder of Vested Options equal to the aggregate number of shares of Common Stock issuable on exercise of the Vested portion of such Options times the difference of (x) Closing Common Share Price, minus (y) the Option Strike Price with respect to such Vested Options, plus (B) a conditional amount equal to (1) such Optionholder’s Closing Percentage of the amount of the Escrow Funds available for distribution to the Equityholders pursuant to the Escrow Agreement, payable in accordance with Section 2.12, (2) such Optionholder’s Closing Percentage of the amount of any of the Stockholder Representative Reserve Fund distributable to the Equityholders in accordance with Section 2.14 and (3) such Optionholder’s Closing Percentage of the amount payable to Equityholders pursuant to Section 2.11; (ii) cancel, as of the Effective Time and without payment, all of the outstanding and unexercised Options that are not Vested immediately prior to the Effective Time and (iii) terminate the Company’s Option Plan as of the Effective Time. From and after the Effective Time, (i) each Option shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right of each holder of a Vested Option to receive a portion of the Merger Consideration for such Vested Option, and without interest thereon, payable to the holders of Vested Options in accordance with this Agreement and the Escrow Agreement, and (ii) no other equity incentive awards under the Option Plan or otherwise shall be outstanding. In addition to the consideration payable to the Optionholders under this Section 2.6(b), such Optionholders shall be entitled to additional payments, if any, made in accordance with Sections 2.11, 2.12 and 2.14, and as set forth in the Merger Consideration Allocation Schedule. All of the payments to Optionholders as described in this Section 2.6(b) shall be made in accordance with Section 409A of the Code, including the requirement that such payments shall be made on the same terms and conditions as apply to payments to shareholders generally and shall be made not later than five years after the Closing Date.

(c) Cancellation of Company-Owned Stock. Each share of Common Stock owned by the Company as treasury stock or any Subsidiary of the Company and each share of Common Stock owned by the Parent or MergerCo, in each case that are issued and outstanding immediately prior to the Effective Time, shall be automatically canceled and extinguished without any exchange thereof and without any further action on the part of the Parent, MergerCo or the Company.

(d) Common Stock of MergerCo. Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.7 Payment of Closing Merger Consideration.

(a) At the Closing, the Parent shall pay, by wire transfer of immediately available funds (x) to the Paying Agent, for the benefit of each Stockholder, the product of (i) the Closing Common Share Price times (ii) the number of outstanding shares of Common Stock and (y) to the Company, for the benefit of each holder of a Vested Option and further distribution in accordance with Section 2.9, the aggregate amount payable to all holders of Vested Options calculated in accordance with Section 2.6(b)(i)(A).

(b) Prior to the Effective Time, the Company shall appoint JPMorgan Chase Bank, N.A. (the “Paying Agent”), to act as paying agent to effect the exchange of the Merger Consideration for the Common Certificates representing shares of Common Stock held by any Stockholder at the Closing entitled to payment pursuant to Section 2.6.

(c) (a) As an inducement for the Parent and Merger Sub to enter into this Agreement, as soon as practical after the date hereof, but in any event within fifteen (15) Business Days following the date hereof, the Company shall deliver to each Stockholder a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”). It is expressly acknowledged and agreed that no Stockholder shall be entitled to any portion of the Common Merger Consideration provided under Section 2.6 unless and until such Stockholder has delivered to the Paying Agent: (i) if applicable, all Common Certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing shares of Common Stock held by such Stockholder at the Closing and (ii) a Letter of Transmittal duly completed and validly executed in accordance with the instructions therein (the “Equityholder Deliveries”). The Company or the Paying Agent shall deliver copies of the Equityholder Deliveries to the Parent.

(d) If a Stockholder delivers his, her or its Equityholder Deliveries to the Paying Agent at least two (2) Business Days prior to Closing, then the Paying Agent shall pay and deliver, at the Closing, to such Stockholder the Closing Common Share Price to which such Stockholder is entitled under Section 2.6, as set forth on the Merger Consideration Allocation Schedule. If a Stockholder delivers his, her or its Equityholder Deliveries to the Paying Agent later than two (2) Business Days prior to the Closing, then, within five (5) Business Days after such delivery, the Paying Agent shall pay and deliver to such Stockholder the Closing Common Share Price to which such Stockholder is entitled under Section 2.6, as set forth on the Merger Consideration Allocation Schedule. Within five (5) Business Days of receiving surrendered Common Certificates from the Stockholders, the Paying Agent shall deliver such surrendered Common Certificates to the Surviving Corporation, and then the Surviving Corporation shall cancel such Common Certificates. Until so surrendered, each Common Certificate shall represent solely the right to receive the Merger Consideration into which the shares of Common Stock it theretofore represented shall have been converted pursuant to Section 2.6, without interest.

2.8 No Further Ownership Rights in Common Stock. The portion of the Merger Consideration paid upon the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock, subject to payment with respect to such shares pursuant to Section 2.11, Section 2.12, and Section 2.14, and there shall be no further registration of transfers on the records of the Company of shares of Common Stock which were outstanding immediately prior to the Effective Time.

2.9 Payments to Optionholders. The Surviving Corporation shall pay and deliver to such holders of Vested Options the portion of the Merger Consideration to which such holder is entitled under Section 2.6(b)(i)(A), as set forth on the Merger Consideration Allocation Schedule and subject to any applicable Tax withholding requirements in the next Company payroll following Closing.

2.10 Lost, Stolen or Destroyed Common Certificates. If any Common Certificates have been lost, stolen or destroyed, then the portion of the Merger Consideration applicable to such shares shall be paid in accordance with this Agreement in exchange for such lost, stolen or destroyed Common Certificates, upon the making of an affidavit of that fact by the holder thereof and the providing of an indemnity reasonably acceptable to the Parent by such holder against any claim that may be made with respect to such Common Certificate.

2.11 Adjustment to Common Share Price.

(a) Not later than two (2) Business Days prior to the Closing Date, the Company shall provide the Parent with a written statement (the “Estimated Closing Statement”) reflecting the Company’s good faith estimate of (i) the Closing Net Working Capital, based upon the accounting books and records of the Company (the “Estimated Net Working Capital”), (ii) the Closing Cash, based upon the accounting books and records of the Company (the “Estimated Cash”), (iii) the Tax Liability Amount (the “Estimated Tax Liability Amount”), (iv) the Tax Benefit Amount (the “Estimated Tax Benefit Amount”), (v) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (vi) the Transaction Expenses (the “Estimated Transaction Expenses”), together with reasonably detailed documentation supporting such calculations. Such calculations (i) shall not include any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement and (ii) shall be based on facts, circumstances and information available as they exist prior to the Closing and shall exclude the effect of any act, decision, change in circumstance, development or event arising or occurring on or after the Closing. The amounts of the Estimated Net Working Capital, Estimated Cash, Estimated Tax Liability Amount, Estimated Tax Benefit Amount, Estimated Closing Indebtedness and Estimated Transaction Expenses, as provided by the Company shall be used to determine the Closing Common Share Price. The Company shall provide to the Parent, at least two (2) Business Days prior to the Closing, a spreadsheet setting forth with respect to each Equityholder, (A) such Equityholder’s name, address and tax identification number as of the Closing Date, (B) the number of shares and stock certificate numbers of issued and outstanding shares of Common Stock, if applicable, (C) the Company’s estimate of the Merger Consideration payable to such Equityholder in accordance with the provisions of this Agreement, (D) the Company’s estimate of each Equityholder’s interest in the Escrow Fund and Stockholder Representative Reserve Fund, and (E) the Company’s estimate of the amount of Taxes to be withheld with respect to such Equityholder (such spreadsheet, the “Merger Consideration Allocation Schedule”).

(b) As promptly as practicable, but no later than seventy-five (75) days after the Closing Date, the Parent shall cause to be prepared and delivered to the Stockholder Representative a statement (the “Closing Statement”) presenting (i) the Closing Net Working Capital, (ii) the Closing Cash, (iii) the Tax Liability Amount, (iv) the Tax Benefit Amount, (v) the Closing Indebtedness, and (vi) the Transaction Expenses. The Parent shall also deliver, simultaneously with the delivery of the Closing Statement, (A) the consolidated balance sheet, as of the Closing Date, of the Company, which shall be prepared in accordance with the Accounting Principles, (B) a comparison of Estimated Net Working Capital to Closing Net Working Capital, (C) detailed data, schedules and documentation supporting the determination of such calculations, which will include supporting detail for each of the balance sheet accounts used in making such calculations (to the extent applicable) and (D) a revised Merger Consideration Allocation Schedule reflecting the Closing Net Working Capital, Closing Cash, Tax Liability Amount, Tax Benefit Amount, Closing Indebtedness and the Transaction Expenses not paid by the Company prior to the Closing Date, as set forth on the Closing Statement. The Closing Statement will not include, directly or indirectly, any additional reserve or accrual that is not reflected on the Latest Balance Sheet (unless the failure to include any reserve or accrual on the Latest Balance Sheet was due to a failure to comply with the Accounting Principles) and where an accrual, provision or liability was made or included in the Latest Balance Sheet in relation to any matter or series of related matters, no increase in such accrual, provision or liability shall be made unless and solely to the extent that, such accrual, provision or liability was not larger due to a failure to comply with the Accounting Principles or since the preparation of the Latest Balance Sheet, new facts or circumstances have arisen which justify such increase. For the avoidance of doubt, the parties agree that the purpose of determining the Purchase Price Adjustment for Net Working Capital is to measure changes in Net Working Capital, and such process is not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies different than those used to prepare the Estimated Closing Statement so long as the Estimated Closing Statement is prepared in conformity with the Accounting Principles. If for any reason, the Parent fails to deliver the Closing Statement within the time period required by this Section 2.11(b), then the Estimated Closing Statement delivered by the Company to the Parent prior to the Closing shall be considered for all purposes of this Agreement the Closing Statement, from which the Stockholder Representative shall have all of its rights under this Section 2.11 with respect thereto, including without limitation, the right to dispute the calculations set forth therein in accordance with the provisions set forth of this Section 2.11.

(c) During the forty-five (45) day period following delivery of the Closing Statement to the Stockholder Representative, the Stockholder Representative shall have the right, upon reasonable advance notice to the Company, to access the Company’s books, records, and such other information created or used in connection with the preparation of the Closing Statement and in the Parent’s or the Company’s possession or control and appropriate employees as the Stockholder Representative shall reasonably request in order to review the Closing Statement, including work papers of the Company’s outside accountants and tax advisors (subject to entry into customary agreements with such accountants and advisors). The Arbitrator shall resolve any disagreements with regard to such access to the Company’s books, records or other information. After delivery of the Closing Statement to the Stockholder Representative, the Parent may not amend or revise the Closing Statement (or any calculation therein) in any manner. If the Stockholder Representative disagrees with any item, calculation or amount in the Closing Statement, then the Stockholder Representative may, within forty-five (45) days after delivery of the Closing Statement, deliver a notice to the Parent disagreeing with such item, calculation or amount, describing the basis for the Stockholder Representative’s disagreement with such item, calculation or amount, and setting forth the Stockholder Representative’s calculation of such item or amount. Any such notice of disagreement shall specify those items, calculations or amounts as to which the Stockholder Representative disagrees (the “Disputed Amounts”) and any items not so disputed therein shall be considered final and binding upon the parties. The Closing Statement (and all calculations set forth therein) shall become final and binding on all parties hereto and the Equityholders upon the earliest to occur of (i) the Stockholder Representative’s failure to deliver any such notice of disagreement within such forty-five (45) day period or (ii) the mutual acceptance by the Stockholder Representative and the Parent of the Closing Statement, with such changes thereto as may be mutually agreed.

(d) If a notice of disagreement is duly delivered pursuant to Section 2.11(c), then the Parent and the Stockholder Representative shall, during the ten (10) Business Days following such delivery (which period may be extended by mutual agreement of the Parent and the Stockholder Representative), use their commercially reasonable efforts to reach agreement on the Disputed Amounts listed in such notice of disagreement (it being agreed that no party shall be obligated to reach agreement so long as they act in good faith). If during such period, the Parent and the Stockholder Representative are unable to reach such agreement, they shall within five (5) Business Days refer the remaining Disputed Amounts to the dispute resolution department of Ernst & Young LLP or, if Ernst & Young LLP is unable or unwilling to serve, such other nationally recognized independent accounting firm as the Parent and the Stockholder Representative may agree (such accounting firm, the “Arbitrator”) and cause the Arbitrator to review this Agreement and the Disputed Amounts for the purpose of resolving the Disputed Amounts. In making such calculation, the Arbitrator shall consider only those Disputed Amounts set forth in the notice of disagreement delivered pursuant to Section 2.11(c) and shall not consider any settlement offers exchanged between the parties. No party shall have any ex parte communications with the Arbitrator. The Arbitrator shall deliver to the Parent and the Stockholder Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Arbitrator), a report setting forth a calculation of the Disputed Amounts. The determination of each Disputed Amount by the Arbitrator shall only be within the range of values assigned to each such item in the Closing Statement or the notice of disagreement delivered pursuant to Section 2.11(c). Such report shall be final and binding upon the Parent, the Stockholder Representative and the Stockholders. The cost of such review and report shall be borne by the Parent, on the one hand, and the Stockholder Representative, on the other hand, based on the percentage which the portion of the contested amount not awarded to a party bears to the amount actually contested by such party, with the portion of any payment due from the Equityholders paid by the Stockholder Representative from the Stockholder Representative Reserve Fund. For example, if the Parent claims that Closing Net Working Capital is $1,000 less than the amount determined by the Stockholder Representative, and the Stockholder Representative contests only $500 of the amount claimed by the Parent, and if the Arbitrator awards the Parent $300 of the $500 contested, then the cost of the Arbitrator’s review and report shall be allocated 60% (i.e., 300/500) to the Stockholder Representative and 40% (i.e., 200/500) to the Parent.

(e) The Parent and the Stockholder Representative shall cooperate and assist in the conduct of the review by the Arbitrator referred to in this Section 2.11 including, without limitation, the making available to the extent necessary of books, records and work papers and personnel and outside accountants and tax advisors (subject to entry into customary agreements with such accountants and advisors).

(f) “Final Net Working Capital” means Closing Net Working Capital (x) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(c) or (y) if such a notice of disagreement is delivered, (A) as agreed by the Parent and the Stockholder Representative pursuant to Section 2.11(d) or (B) in the absence of such agreement, as shown in the Arbitrator’s calculation delivered pursuant to Section 2.11(d). “Final Cash” means Closing Cash (x) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(c) or (y) if such a notice of disagreement is delivered, (A) as agreed by the Parent and the Stockholder Representative pursuant to Section 2.11(d) or (B) in the absence of such agreement, as shown in the Arbitrator’s calculation delivered pursuant to Section 2.11(d). “Final Tax Liability Amount” means the Tax Liability Amount (x) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(c) or (y) if such a notice of disagreement is delivered, (A) as agreed by the Parent and the Stockholder Representative pursuant to Section 2.11(d) or (B) in the absence of such agreement, as shown in the Arbitrator’s calculation delivered pursuant to Section 2.11(d). “Final Tax Benefit Amount” means the Tax Benefit Amount (x) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(c) or (y) if such a notice of disagreement is delivered, (A) as agreed by the Parent and the Stockholder Representative pursuant to Section 2.11(d) or (B) in the absence of such agreement, as shown in the Arbitrator’s calculation delivered pursuant to Section 2.11(d). “Final Closing Indebtedness” means Closing Indebtedness (x) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(c) or (y) if such a notice of disagreement is delivered, (A) as agreed by the Parent and the Stockholder Representative pursuant to Section 2.11(d) or (B) in the absence of such agreement, as shown in the Arbitrator’s calculation delivered pursuant to Section 2.11(d). “Final Transaction Expenses” means the Transaction Expenses (x) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(c) or (y) if such a notice of disagreement is delivered, (A) as agreed by the Parent and the Stockholder Representative pursuant to Section 2.11(d) or (B) in the absence of such agreement, as shown in the Arbitrator’s calculation delivered pursuant to Section 2.11(d).

(g) The Final Net Working Capital, the Final Cash, the Final Tax Liability Amount, the Final Tax Benefit Amount, the Final Closing Indebtedness and the Final Transaction Expenses, in each case determined pursuant to Section 2.11(f), shall be used to determine the Final Common Share Price. The “Purchase Price Adjustment” will equal the number of Fully Diluted Shares immediately prior to the Closing times the difference of (i) the Final Common Share Price less (ii) the Closing Common Share Price. If the Purchase Price Adjustment is a positive number, then (a) the parties shall instruct the Escrow Agent to release all Adjustment Escrow Funds in the Adjustment Escrow Account to the Paying Agent for the benefit of the Equityholders, and (b) the Parent shall pay to the Equityholders in the manner provided in Section 2.11(h) the amount equal to the Purchase Price Adjustment as an adjustment to the Merger Consideration, to be allocated among the Equityholders pro rata according to the percentages set forth on the Merger Consideration Allocation Schedule for each type of payment to be made hereunder (“Closing Percentage”). If the Purchase Price Adjustment is a negative number, the amount equal to the absolute value of such Purchase Price Adjustment shall first be paid to the Parent from the Adjustment Escrow Fund and second from the Stockholder Representative Reserve Fund. Following such payment to the Parent, if any, the parties shall instruct the Escrow Agent to release all remaining Adjustment Escrow Funds in the Adjustment Escrow Account to the Paying Agent for the benefit of the Equityholders.

(h) Any payment required pursuant to Section 2.11(g) shall be made within three (3) Business Days after the Final Common Share Price has been determined, (a) if the Purchase Price Adjustment is a positive number, by wire transfer by the Parent to (1) the Paying Agent, on behalf of the holders of Common Stock, for payment pursuant to Sections 2.6(a) and (2) to the Surviving Corporation on behalf of the holders of Vested Options, for payment pursuant to Section 2.6(b), or (b) if the Purchase Price Adjustment is a negative number, as provided in Section 2.11(g).

(i) The process set forth in this Section 2.11 shall be the exclusive remedy of the parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of the Purchase Price Adjustment; provided, however, in no event shall the Parent or the Stockholder Representative be entitled to any duplicative recovery as a result of the rights and remedies afforded herein.

2.12 Delivery of Escrow Amount. At the Closing, the Parent shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account established by the Escrow Agent: (a) an amount in cash equal to the Adjustment Escrow Amount, which shall be held by the Escrow Agent in a separate account pursuant to the terms and conditions set forth in this Agreement and the Escrow Agreement (the “Adjustment Escrow Account”) for the purpose of funding the amount of all or any portion of any negative Purchase Price Adjustment (which amount, together with all earnings generated on such amount, is referred to herein as the “Adjustment Escrow Fund”) and (b) an amount in cash up equal to the Specified Claim Escrow Amount, which shall be held by the Escrow Agent in a separate account pursuant to the terms and conditions set forth in this Agreement and the Escrow Agreement (the “Specified Claim Escrow Account”) for the purpose of securing certain obligations under Section 2.19 (which amount, together with all earnings generated on such amount, is referred to herein as the “Specified Claim Escrow Fund”). Upon any release of funds to the Equityholders from the Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay such funds to the Paying Agent for the benefit of each Equityholder in accordance with such Equityholders’ respective Closing Percentages; provided, that any payment to be made to holders of Vested Options shall be made by the Paying Agent to the Surviving Corporation and, after any applicable tax withholding have been made, the Surviving Corporation shall pay the remaining amounts to holders of Vested Options as provided above.

2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the Stockholder Representative, the officers and directors of the Surviving Corporation and the Parent are fully authorized to take, and will use their reasonable efforts to take, all such lawful and necessary action.

2.14 Stockholder Representative Reserve Fund. An amount in cash equal to $500,000.00 (the “Stockholder Representative Reserve Fund”) shall be withheld from the Merger Consideration at Closing and shall be paid by the Parent to the Stockholder Representative. The Stockholder Representative Reserve Fund shall be retained by the Stockholder Representative and shall be used by the Stockholder Representative solely to satisfy any potential payments to be made by the Equityholders or the Stockholder Representative hereunder and to pay any expenses of the Stockholder Representative in connection with its acting as the Stockholder Representative pursuant to this Agreement, including any amount pursuant to Section 2.11. The Stockholder Representative Reserve Fund shall be retained by the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion. Any amounts distributed to the Equityholders from the Stockholder Representative Reserve Fund shall be distributed to such Equityholders pro rata based upon their respective Closing Percentages; provided, that any payment to be made to holders of Vested Options shall be made by the Stockholder Representative to the Surviving Corporation and, after any applicable tax withholding have been made, the Surviving Corporation shall pay the remaining amounts to holders of Vested Options as provided above.

2.15 Other Payments.

(a) Simultaneously with the Closing, the Parent shall repay, or cause to be repaid, on behalf of the Company, the then outstanding balance of those items of Closing Indebtedness set forth on Schedule 2.15(a) or Schedule 4.5(b) by wire transfer of immediately available funds as directed by the holders of Closing Indebtedness pursuant to payoff letters with respect thereto.

(b) Simultaneously with the Closing, the Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed by the Stockholder Representative.

2.16 Paying Agent. The Stockholder Representative has retained the Paying Agent to receive the Merger Consideration from the Parent and MergerCo and to disburse it in accordance with the provisions of this Agreement. 50% of all costs and expenses of the Paying Agent shall be paid by the Parent.

2.17 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL or any successor provision (the “Appraisal Rights”) shall not be converted into, or represent the right to receive, the Merger Consideration, but such holder shall instead be entitled to such Appraisal Rights with respect to such Dissenting Shares; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the Appraisal Rights, then the Appraisal Rights shall cease and, upon delivery of the Equityholder Deliveries by the holder of such Dissenting Shares, such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon, in accordance with Section 2.6 and Section 2.7.

(b) The Company shall give the Parent (i) prompt, and in any event within three (3) Business Days, notice of any demands received by the Company for appraisal of shares of Common Stock, withdrawals or attempted withdrawals of such demands and any other instrument served pursuant to the DGCL and received by the Company relating to Stockholders’ Appraisal Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, except with the prior written consent of the Parent.

2.18 Withholding. The Parent, MergerCo, the Company, the Stockholder Representative, the Surviving Corporation, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld), from amounts payable hereunder any amounts as are required to be deducted and withheld under applicable Law, provided that there shall not be any withholding on account of U.S. federal income Taxes on a payment to a Stockholder in respect of its shares of Common Stock of the Closing Common Share Price if the Company shall have complied with the provisions of Section 7.2(f) of this Agreement and the Stockholder provides a duly executed IRS Form W-9, W-8BEN or W-8BEN-E claiming a complete exemption from backup withholding prior to the Closing, unless as a result of (x) a change in law after the date of this Agreement or (y) a payment in respect of Common Stock to which Section 83 of the Code applies and in respect of which no timely Section 83(b) election was made. To the extent such amounts are deducted or withheld, such amounts shall be remitted to the applicable Governmental Entity and treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.19 Specified Claim Escrow Fund.

(a) Notwithstanding anything to the contrary in this Agreement, including Article IX, the Parent Indemnitees shall be entitled to recover from the Specified Claim Escrow Fund any Specified Claim Losses paid, incurred or suffered by the Parent Indemnitees; provided, that such Specified Claim Losses are based upon, have arisen out of or resulted from the Specified Claim.

(b) If at any time following the Effective Time:

(i) the Company receives a written invoice or other evidence of any Specified Claim Defense Expenses, then the Parent (on behalf of the Company) shall deliver such invoice or evidence to the Escrow Agent and the Stockholders Representative along with written instructions authorizing the release of the Specified Claim Escrow Funds in accordance with Section 2.19(c);

(ii) there is a bona fide settlement reached regarding the Specified Claim and such settlement results in Specified Claim Losses due to the Parent Indemnitees, then the Parent (on behalf of the Company) shall deliver such decision to the Escrow Agent and the Stockholders Representative along with written instructions authorizing the release of the Specified Claim Escrow Funds in accordance with Section 2.19(c); and

(iii) a court of competent jurisdiction in accordance with the Specified Claim renders a final, conclusive and binding decision with respect to the Specified Claim and such settlement results in Specified Claim Losses due to the Parent Indemnitees, then the Parent (on behalf of the Company) shall deliver such decision to the Escrow Agent and the Stockholders Representative along with written instructions authorizing the release of the Specified Claim Escrow Funds in accordance with Section 2.19(c).

(c) Within five (5) Business Days of the receipt by Escrow Agent of the information set forth in Section 2.19(b), the amount equal to such Specified Claim Losses shall be paid to the Parent from the Specified Claim Escrow Fund, in accordance with the Escrow Agreement. Upon final resolution of the Specified Claim pursuant to Section 2.19(b)(ii) or (iii), the parties shall provide a joint written instruction to the Escrow Agent to release any remaining Specified Claim Escrow Funds in the Specified Claim Escrow Account to the Paying Agent for the benefit of the Equityholders (to be allocated among the Equityholders pro rata according to the Closing Percentage).

(d) The process set forth in this Section 2.19 shall be the exclusive remedy of the Parent with respect to the Specified Claim. For the avoidance of doubt, following the Effective Time, the Parent Indemnitees shall have the sole right to assume and control the defense of, and settle, the Specified Claim.

ARTICLE III

THE CLOSING

Unless this Agreement has been terminated pursuant to Section 10.1, and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed documents and other deliverables described herein, as soon as practicable, but in no event later than 10:00 am (New York time) on the third Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as the Parent and the Company may mutually agree (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. New York time on such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, the Company represents and warrants to the Parent and MergerCo on the date hereof and as of the Closing Date as follows:

4.1 Organization; Good Standing. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not have a Material Adverse Effect. Schedule 4.1(a) sets forth a list of all present names under which the Company and each of its Subsidiaries operates its business, including any “doing business as”, “d/b/a” or similar designations. Accurate and complete copies of the Organizational Documents of the Company and its Subsidiaries and all amendments thereto have been made available to Parent. Neither the Board of Directors of the Company nor any Board of Directors of any of the Company’s Subsidiaries has approved or proposed as of the date hereof any amendment to any of such Organizational Documents. At the Closing, the minute books of the Company and its Subsidiaries will be in the possession of the Company, which minute books are accurate and complete in all material respects and contain records of all material actions taken, by the stockholders and board of directors (and any committees thereof) of the Company and its Subsidiaries for the last three years.

4.2 Authorization and Enforceability. The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other Principal Documents to which it is a party. The execution, delivery and performance of this Agreement (and, upon execution by the Company of such other Principal Documents to which it is a party, the execution, delivery and performance of such other Principal Documents) have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has unanimously determined that this Agreement, the other Principal Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable and in the best interests of the Company and its stockholders and has approved this Agreement, such other Principal Documents and the transactions contemplated hereby and thereby, including the Merger, and has recommended the adoption and approval of this Agreement, such other Principal Documents and the transactions contemplated hereby and thereby, including the Merger, by the stockholders of the Company. The Stockholder Consent is the only vote or approval of the Stockholders necessary to adopt and approve this Agreement, such other Principal Documents and the transactions contemplated hereby and thereby, including the Merger. This Agreement has been duly executed and delivered by the Company and constitutes, and each of the other Principal Documents, when duly executed and delivered by the Company, will constitute, a valid, legal and binding agreement of the Company (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,500,000 shares of Common Stock with no other classes of stock authorized or outstanding. As of the date hereof, there are 1,170,148 shares of Common Stock issued and outstanding in the amounts, and held by those Stockholders, set forth on Schedule 4.3(a). All of the issued and outstanding shares of Common Stock are, and each share issued upon exercise of each Option will be, duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3(c), none of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights or Laws or are subject to any rights of first refusal or restrictions on transfer (other than under applicable securities Laws). Other than the Options set forth on

Schedule 4.3(c), there are no options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other agreements relating to the Common Stock or obligating either the Company to issue or sell any shares of Common Stock, or any other interest in, the Company. There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to make any investment in any other Person. Except as set forth on Schedule 4.3(a), there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Company. No direct or indirect Subsidiary of the Company owns any capital stock of the Company.

(b) Schedule 4.3(b) lists each Subsidiary of the Company, and with respect to each such entity, (i) the type of entity, (ii) the jurisdiction of its incorporation or organization, (iii) its authorized capital stock or other equity interests, and (iv) the number and type of its issued and outstanding shares of capital stock or other equity interests. All of the outstanding equity securities of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly. There are no options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or agreements relating to the equity securities of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any equity securities of, or any other interest in, any Subsidiary of the Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any equity securities of or any other interests in any Subsidiary of the Company. There are no Contracts to which any Subsidiary of the Company is a party which require any Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity securities or to make any investment in any other Person.

(c) Schedule 4.3(c) includes a true and complete list of all holders of outstanding Options, indicating, with respect to each Option then outstanding, the type of award granted, the number of shares of Common Stock subject to such Option, the date of grant, and the exercise price. The Company has made available to the Parent true and complete copies of the Option Plan and the forms of all award agreements evidencing outstanding Options. Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plan, (B) qualifies for the tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the Company’s financial statements, respectively, and (C) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.4 No Conflict; Required Filings and Consents. The performance by the Company of this Agreement will not, (a) violate, conflict with, or result in any breach of any provision of the Company’s certificate of incorporation or bylaws; (b) except for Material Contracts set forth on, or incorporated by reference into, Schedule 4.4, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract; or (c) violate any Laws or Orders binding upon the Company or its Subsidiaries or by which or to which a portion of the Company and its Subsidiaries’ assets are bound, except, with respect to each of clauses (b) and (c), such violations, conflicts, breaches or defaults as are not reasonably likely to have a Material Adverse Effect. No Consent of any Governmental Entity is required by the Company or any Subsidiary of the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Transaction, except for (A) the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder and (B) such other Consents, the failure of which to be obtained or made are not reasonably likely to have a Material Adverse Effect.

4.5 Financial Statements; Absence of Certain Changes or Events.

(a) The Company was formed solely for the purpose of holding equity interests in Seed Holdings Inc. and activities incidental thereto and except for its ownership of equity interests in Seed Holdings Inc. and activities incidental thereto, the Company has not conducted any business or operations and does not, and never has had, any employees. The Company has furnished or made available to the Parent and MergerCo or its representatives copies of (i) the audited consolidated balance sheets of Seed Holdings Inc. and its Subsidiaries (except for Sustainable Agrico, LLC and Marteal Ltd.) as of the fiscal years ended September 30, 2017, September 30 2018 and September 30, 2019, together with the audited consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity of Seed Holdings Inc. and its Subsidiaries (except for Sustainable Agrico, LLC and Marteal Ltd.) for the periods then ended, and the related notes thereto (the “Seed Holdings Financial Statements”), and (ii) the preliminary unaudited consolidated balance sheet of Seed Holdings Inc. and its Subsidiaries as of September 30, 2020 (the “Latest Balance Sheet”), together with the related unaudited consolidated statements of cash flows and stockholders’ equity of Seed Holdings Inc. and its Subsidiaries for the twelve-month period then ended (the “Interim Financial Statements” and, together with the Seed Holdings Financial Statements, the “Financial Statements”). True and correct copies of the Financial Statements are included in Schedule 4.5(a). Except as set forth on Schedule 4.5(a), the Seed Holdings Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP in all material respects consistently applied throughout the periods specified therein (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated and combined financial position of Seed Holdings Inc. and its Subsidiaries (except for Sustainable Agrico, LLC and Marteal Ltd.) at the dates thereof and the consolidated and combined results of the operations of Seed Holdings Inc. and its Subsidiaries (except for Sustainable Agrico, LLC and Marteal Ltd.) for the respective periods indicated in accordance with GAAP. The Interim Financial Statements fairly present in all material respects the consolidated and combined financial position of Seed Holdings Inc. and its Subsidiaries at the dates thereof and the consolidated and combined results of the operations of Seed Holdings Inc. and its Subsidiaries for the respective periods indicated. Since December 31, 2016, there has been no change or modification in any accounting principles, policies, methods or practices, including any change or modification with respect to the methodology for recording of revenue or gross margins or with respect to accounts receivable, inventories or reserves (whether for bad debt, contingent liabilities, reserves for sales discounts, allowances, and adjustments, or otherwise), used by Seed Holdings Inc. and its applicable Subsidiaries in the preparation of the Financial Statements and such principles, policies, methods and practices have been consistently applied in the preparation of all of the Financial Statements since such date. The 2020 Audited Financial Statements, together with the notes thereto, will have been prepared in accordance with GAAP in all material respects consistently applied throughout the periods specified therein and will fairly present in all material respects the consolidated and combined financial position of Seed Holdings Inc. and its Subsidiaries at the dates thereof and the consolidated and combined results of the operations of Seed Holdings Inc. and its Subsidiaries for the respective periods indicated in accordance with GAAP. There are no unconsolidated Subsidiaries of the Company within the meaning of GAAP. Seed Holdings Inc. has in place systems and processes (including the maintenance of proper books and records) designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to Seed Holdings, Inc.’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). There have been no instances or allegations of fraud, whether or not material, that occurred during any period covered by the Financial Statements and that involve management or other employees of the Company or its Subsidiaries who have a significant role in the Company’s and its Subsidiaries’ Controls.

(b) Neither the Company nor any of the Company Subsidiaries has any debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, determined or determinable, or as a guarantor or otherwise (collectively, “Liabilities”), except such Liabilities (a) as are specifically reflected on, and fully reserved against in, the Latest Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (the “Balance Sheet Date”) and which are, in nature and amount, consistent with those incurred historically and are not material to the Company, individually or in the aggregate, (c) constituting fees and expenses incurred in connection with the consummation of the Transaction (solely to the extent they are actually included in the calculation of the Final Net Working Capital Adjustment) or (d) in an aggregate amount not greater than $50,000. Except as set forth in Schedule 4.5(b), there is no Indebtedness of the Company or any of its Subsidiaries.

(c) Except as provided in or contemplated by this Agreement, since the Balance Sheet Date and prior to the date of this Agreement, (x) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business in all material respects and neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any material properties or assets, that is not covered by insurance, (y) there has not occurred, and the Company has not incurred or suffered any Material Adverse Effect and (z) neither the Company nor any of its Subsidiaries has taken any action or engaged in any activity that would have been prohibited by Section 6.2 if such action or activity took place during the period between the date hereof and the Closing Date without the consent of the Parent.

4.6 Compliance with Applicable Laws. Except as set forth on Schedule 4.6, each of the Company and its Subsidiaries (a) is in compliance in all material respects with all Laws applicable to the business of the Company and its Subsidiaries, and (b) holds all material permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Permits”). The Company and its Subsidiaries are in compliance in all material respects with the Permits. No investigation or review by any Governmental Entity with respect to the Company and its Subsidiaries is pending or, to the Company’s Knowledge, threatened which, if resolved adversely to the Company and its Subsidiaries, is reasonably likely to result in a material liability to or injunctive or other equitable relief against the Company or any of its Subsidiaries. For purposes of this Section 4.6, the term “Laws” as used in clause (a) above, shall not include any Environmental Laws, any Laws relating to Taxes or the subject matters of Section 4.11, Section 4.12, Section 4.14 or Section 4.15.

4.7 Absence of Litigation. Except as set forth on Schedule 4.7, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Entity which, if resolved adversely to the Company and its Subsidiaries, is reasonably likely to result in a material liability to or injunctive or other equitable relief against the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, are there any material reviews or investigations relating to the Company or any of its Subsidiaries pending or, to Company’s Knowledge, threatened in writing by or before any arbitrator or any Governmental Entity. There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Company’s Knowledge, threatened in writing challenging the legality, validity or enforceability of this Agreement or the consummation of the Transactions. Neither the Company nor any of its Subsidiaries, or any of their respective properties or assets, is subject to any Order. No employee, officer or director of the Company or any its Subsidiaries has any material claim of any kind against the Company or any its Subsidiaries, except for accrued compensation and reimbursement of expenses that were incurred in the Ordinary Course of Business.

4.8 Insurance. Set forth on Schedule 4.8 is a true, correct and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries. Except for policies that have been, or are scheduled to be, terminated in the Ordinary Course of Business, each of the insurance policies set forth on Schedule 4.8 is in full force and effect.

4.9 Real Property; Condition of Assets.

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Schedule 4.9(b) sets forth a correct and complete listing of any and all real property leased by the Company and the Subsidiaries (“Real Property”). Neither the Company nor any Subsidiary has agreed to purchase or lease, nor is the Company or any Subsidiary obligated to purchase or lease, any other real property. True and complete copies of the leases for each Real Property together with any and all amendments thereto (each, a “Lease”) have been made available by the Company to the Parent.

(c) Neither the Company nor any of its Subsidiaries has encumbered any Real Property or any leasehold interest therein. To the Company’s Knowledge, there are no adverse or other parties in possession of the Real Property or improvements leased to the Company. The Company has not received written notice of any pending or threatened condemnation, eminent domain or similar proceeding, or litigation or other proceeding affecting the Real Property or improvements thereon, which, individually or in the aggregate, could have a Material Adverse Effect. The Company has not received written notice of any pending or threatened changes to zoning or other use-related ordinances affecting any Real Property, which, individually or in the aggregate, could have a Material Adverse Effect.

(d) Other than properties or assets sold or disposed of in the Ordinary Course of Business, the Company and its Subsidiaries have good and marketable title to (with respect to personal property), or a valid leasehold interest in (with respect to the Real Property), all of their respective property and assets reflected as owned or leased by Company and its Subsidiaries on the Latest Balance Sheet, free and clear of all Liens except Permitted Liens and, with respect to the Lease, subject to the performance of the terms of the Lease to be performed by the Company or its Subsidiaries. The property and assets owned or leased by the Company and its Subsidiaries are in all material respects in good operating condition and repair, normal wear and tear excepted.

4.10 Absence of Certain Business Practices. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has nor, to the Company’s Knowledge, any director, officer or employee of the Company or any of its Subsidiaries has, directly or indirectly, given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to give or offer to give, nor have they otherwise made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-bribery Law applicable to the Company or any such Subsidiary. The Company and its Subsidiaries have instituted and maintain internal controls, policies and procedures that are intended to provide reasonable assurance of continued compliance with the Foreign Corrupt Practices Act of 1977, as amended, and such similar anti-bribery Laws. Neither the Company nor any of its Subsidiaries has established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company or any of its Subsidiaries.

4.11 Environmental Matters. Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries: (a) the Company and its Subsidiaries have been for the last five years and currently are in compliance in all material respects with all Environmental Laws; (b) there are no administrative or judicial proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or its Subsidiaries alleging a violation of any applicable Environmental Law; (c) the Company holds and is in compliance in all material respects with all Permits required for the current operations of the Company under applicable Environmental Laws (“Environmental Permits”); (d) there are no pending private or Governmental Entity written claims, citations, complaints or notices of violation, issued to or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Entity or private party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Real Property or real properties which have previously been owned or operated by the Company or any of its Subsidiaries; and (e) the Real Property or, to the Company’s Knowledge, real properties which have previously been owned or operated by the Company or any of its Subsidiaries have not been used for the disposal of Hazardous Substances by the Company or any of its Subsidiaries in violation of applicable Environmental Laws.

This Section 4.11 contains the sole and exclusive representations and warranties relating to Environmental Laws, Environmental Permits, Hazardous Substances and other environmental matters.

4.12 Taxes.

(a) (i) All U.S. federal income and all other material Tax Returns required to be filed by the Company and its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects; (ii) all material Taxes (whether or not shown as due and payable on such Tax Returns) have been timely paid in full, and the Company and its Subsidiaries have made adequate provision on the Financial Statements in accordance with GAAP for any accrued Taxes that are not yet due and payable; and (iii) all material Taxes required to be withheld, collected or deposited by or with respect to the Company or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Entity.

(b) (i) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries; (ii) no outstanding material claim, assessment or deficiency in respect of Taxes has been asserted against the Company or any of its Subsidiaries by any Governmental Entity and there is no action, suit, proceeding, investigation, audit or claim pending against, or with respect to, the Company or any of its Subsidiaries with regard to a material amount of Taxes; and (iii) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group within the meaning of Section 1504 of the Code, or any similar provision of state, local or foreign Laws, other than a group that included only the Company and its Subsidiaries.

(c) There is no existing Tax sharing allocation or similar agreement that may or will require any payment be made by or to the Company or any of its Subsidiaries on or after the Closing Date, and neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) by virtue of Treasury Regulation Section 1.1502-6, any similar provision of state, local or foreign Laws.

(d) There are no Tax Liens upon any of the assets or properties of the Company and its Subsidiaries, other than Permitted Liens.

(e) The representations and warranties set forth in this Section 4.12 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

4.13 Material Contracts. Set forth on, or incorporated by reference into, Schedule 4.13, is a list of all Material Contracts to which the Company or any of its Subsidiaries is a party on the date hereof or by which they or their properties or assets are bound, which list identifies specifically each standalone amendment thereto (collectively, “Amendments”). The Company has Made Available to the Parent or MergerCo true and complete copies of each Material Contract and Amendments thereto. Assuming the due authorization, execution and delivery by the other parties thereto, each Material Contract constitutes the valid and binding obligation of the Company or a Company Subsidiary, and, to the Company’s Knowledge, the other parties thereto, enforceable against the Company or the applicable Company Subsidiary and the other parties thereto in accordance with its terms, except as such enforceability may be subject to (i) applicable Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally and (ii) general principles of equity. Neither the Company nor any of its Subsidiaries is in material default under any such Material Contract. To the Company’s Knowledge, no counterparty to a Material Contract to which the Company or any of its Subsidiaries is a party with a supplier has clearly expressed in writing an intention to (as applicable): (a) terminate such Material Contract, (b) modify or request modification of any term relating to pricing of such Material Contract which would be materially adverse or (c) materially reduce the quantity of any goods or services supplied thereunder.

4.14 Employee Benefits.

(a) Schedule 4.14(a) sets forth a list of all material pension, profit-sharing, defined contribution qualified plan, retirement, deferred compensation, bonus, incentive compensation, equity or equity-based compensation, severance, retention, change in control, employment, welfare, health, dental, vision, life insurance, disability, tuition, vacation, and other employee benefit and fringe benefit plans and programs (including, but not limited to, all employee benefit plans as defined in Section 3(3) of ERISA, whether or not subject to ERISA), which are currently in effect for the Company and its Subsidiaries and which are intended to provide benefits to current or former employees, directors, officers or independent contractors of the Company and its Subsidiaries and/or their beneficiaries. All of these arrangements shall be collectively referred to as “Benefit Plan” or “Plans.”

(b) The Company has delivered to the Parent a true and complete copy of the following documents, to the extent that they are applicable, with respect to each Benefit Plan:

(i) the plan document and any related funding agreements (e.g., trust agreements or insurance contracts), plus all amendments;

(ii) the current summary plan description and all subsequent summaries of material modifications thereto;

(iii) the most recent Internal Revenue Service determination letter (or, in the case of a pre-approved plan, the advisory or opinion letter for the underlying pre-approved plan) for each Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) of the Code;

(iv) the three (3) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan; and

(v) any governmental advisory opinions, rulings, compliance statements or closing agreements received in the prior three (3) years.

(c) Each Benefit Plan has at all times been operated in all material respects in accordance with its terms, and complies, both in form and operation with all applicable Laws, including ERISA and the Code.

(d) With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter, or, in the case of a pre-approved plan, the Internal Revenue Service has issued a favorable opinion letter or advisory letter with respect to the underlying pre-approved plan.

(e) No Benefit Plan is, and none of the Company or its Subsidiaries or any ERISA Affiliate maintains or contributes to a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and none of the Company or its Subsidiaries nor any ERISA Affiliate has contributed to or had an obligation to contribute to any multiemployer plan in the previous three (3) years.

(f) No Benefit Plan provides medical or life insurance benefits with respect to current or former employees beyond retirement or other termination of employment other than coverage mandated by COBRA or benefits required pursuant to the terms of an individual employment agreement.

(g) Except as set forth on Schedule 4.14(g), the consummation of the Transaction will not entitle any current or former employee, officer or individual consultant of the Company or any Subsidiary to any payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee, officer or consultant, under any Benefit Plan, or cause the Company or any Subsidiary to transfer or set aside any assets to fund any benefits under any Benefit Plan.

(h) The representations and warranties set forth in this Section 4.14 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

4.15 Employee Matters.

(a) Except as set forth on Schedule 4.15(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There is no union organization activity, labor strike, slow-down or work stoppage involving any of the employees of the Company or its Subsidiaries and no such activity, to the Company’s Knowledge, threatened. Neither the Company nor any of its Subsidiaries has received any written notice of any unfair labor practice charges before the National Labor Relations Board currently pending against it, and to the Company’s Knowledge, no such unfair labor practice charge is threatened.

(b) The Company and its Subsidiaries are in compliance in all material respects with all applicable federal and state Laws with respect to employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination in employment, occupational safety and health, and immigration and naturalization. Neither the Company nor any of its Subsidiaries has received written notice of any complaint, charge, lawsuit or agency proceeding currently unresolved alleging breach of any express or implied contract of employment, wrongful termination, or any other tortious, wrongful or discriminatory employment practice, which, if resolved adversely to the Company and its Subsidiaries, is reasonably likely to result in a material liability to or injunctive or other equitable relief against the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no such action is threatened against the Company and its Subsidiaries which, if resolved adversely to the Company and its Subsidiaries, is reasonably likely to result in a material liability to or injunctive or other equitable relief against the Company or any of its Subsidiaries.

(c) The representations and warranties set forth in this Section 4.15 are the Company’s sole and exclusive representations and warranties regarding employment matters.

4.16 Intellectual Property.

(a) Schedule 4.16(a) sets forth a list and true and complete description of all (i) issued patents and pending patent applications, (ii) trademark registrations and pending applications for trademark registration, (iii) domain name registrations, and (iv) copyright registrations and pending applications for copyright registration included in the Owned Intellectual Property (the “Registered Intellectual Property”), together with, as applicable, the owners thereof, the relevant jurisdiction, application and registration numbers, and application and registration dates currently held by the Company or any of its Subsidiaries.

(b) The Company or one of its Subsidiaries owns the Registered Intellectual Property free and clear of all Liens, except Permitted Liens. Without limiting the generality of the foregoing, all Intellectual Property necessary for the operation of the Company’s business is owned by the Company free and clear of all Liens, except Permitted Liens, or is licensed by Company under license agreements to be assigned to the Parent, and all such Intellectual Property will be available to the Parent immediately after the Closing on substantially the same terms and conditions to those under which the Company owned or used such Intellectual Property immediately prior to the Closing. No Equityholder nor any Company employee has made a claim to an ownership interest in any such Intellectual Property. For the avoidance of doubt, the foregoing is not a non-infringement representation. The only representations regarding non-infringement in this Agreement are set forth in Section 4.16(c).

(c) The Registered Intellectual Property is not infringing or violating, and has never infringed or violated, the Intellectual Property of any third party Person; and, to the Company’s Knowledge, no third party Person is infringing or violating or has infringed or violated any Registered Intellectual Property. All Registered Intellectual Property is valid, subsisting and enforceable, and the Company has not received any written notice or claim challenging the validity or enforceability of any such Registered Intellectual Property or alleging any misuse of such Registered Intellectual Property.

(d) The Company has made commercially reasonable efforts to protect and maintain the proprietary nature of the Owned Intellectual Property and the confidentiality of the Proprietary Information in its possession. The employees, consultants, advisors, and independent contractors of the Company who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Owned Intellectual Property have entered into valid and enforceable written agreements or are otherwise bound by such provisions with the Company pursuant to which such Person agrees to protect the Proprietary Information of the Company and acknowledges to the Company’s ownership of same. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries uses any material Intellectual Property in its business created by employees, consultants, advisors, or independent contractors to the Company or any of its Subsidiaries whose ownership has not been assigned to the Company or any of its Subsidiaries or which is not licensed to the Company or any of its Subsidiaries for use in such business as currently conducted.

(e) The Company and its Subsidiaries have sufficient rights to use all computer Software, middleware and systems, information technology equipment and associated documentation used or held for use in connection with the operation of the Company’s and its Subsidiaries’ business as conducted during the twelve (12) months prior to the Closing (the “IT Assets”), all of which rights shall survive the consummation of the transactions contemplated by this Agreement unchanged. The IT Assets operate and perform substantially in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the operation of the Company’s and its Subsidiaries’ business. The IT Assets have not malfunctioned or failed in any material respect and, to the Company’s Knowledge, do not contain any bugs, faults or other devices or effects that may materially adversely affect the functionality of the IT Assets, except as disclosed in their documentation. The Company and its Subsidiaries’ have taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The IT Assets have not suffered any catastrophic failure or extended service interruption since September 30, 2016, that has had a material effect on the Company’s and its Subsidiaries’ operation of the Company’s and its Subsidiaries’ business. The IT Assets do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware. Neither the Company nor any third party acting on behalf of the Company has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party. The Company has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with industry practices.

4.17 Suppliers. Schedule 4.17 sets forth the ten (10) largest suppliers of the Company and its Subsidiaries (by annual dollars expended on a combined and consolidated basis) (each, a “Material Supplier”). No Material Supplier disclosed in Schedule 4.17 has canceled or otherwise modified in any material adverse respect its relationship with the Company and its Subsidiaries, and to the Company’s Knowledge, neither the Company nor any of its Subsidiaries received written notice that any such Material Supplier intends to cancel or otherwise modify in any material adverse respect its relationship with such the Company and its Subsidiaries.

4.18 Transactions with Affiliates. Except as set forth on Schedule 4.18(a), and other than employment or compensation agreements or arrangements entered into in the ordinary course of business at arms’-length, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement with any current or, to the Company’s Knowledge, former director, officer, employee or stockholder of the Company or such Subsidiary, or any Affiliate or, to the Company’s Knowledge, immediate family member of such individual (each, a “Related Party Transaction”). All Related Party Transactions set forth on Schedule 4.18(b) will have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation on the part of the Company or such Subsidiary. To the Company’s Knowledge, no such Person has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the businesses of the Company and its Subsidiaries, or owes any money to or is owed any money by the Company or any of its Subsidiaries, or owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer (or manager or other equivalent position) or director of, any competitor, customer or supplier of, the Company or any of its Subsidiaries.

4.19 Brokers. Except for payments due to William Blair & Company, L.L.C. and BlackArch Partners, no broker, finder, investment bank or other Person is entitled to any brokerage or finder’s fee, commission or the reimbursement of expenses from the Company or any of its Subsidiaries in connection with the consummation of the Transaction based upon agreements or arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates.

4.20 Disclaimer. Neither the Company, its Subsidiaries nor any of their respective directors, officers, employees, shareholders, agents, Affiliates or Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty, either written or oral, to the Parent, MergerCo or any of their respective Affiliates or Representatives, express or implied, at law or in equity, with respect to the Company and its Subsidiaries or the execution and delivery of this Agreement, including, without limitation, as to the accuracy or completeness of any information, documents or materials regarding the Company and its Subsidiaries furnished or made available to the Parent or MergerCo and their representatives in any “data rooms,” “virtual data rooms,” confidential information memoranda, management presentations or in any other form in expectation of, or in connection with, the consummation of the Transaction or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law. Except for the representations and warranties contained in ARTICLE IV (as qualified by the Disclosure Schedules) and the Disclosure Schedules, the Company hereby disclaims any such other representations or warranties and it is expressly understood that the Parent and MergerCo accept the condition of the Company and the assets “as is”, “where is” and subject only to the representations and warranties contained in ARTICLE IV and the Disclosure Schedules with all faults and without any other representation and warranty of any nature whatsoever, express or implied, oral or written, and in particular, without any implied warranty of merchantability or fitness for a particular purpose notwithstanding the delivery or disclosure to buyer or its officers, directors, employees, agents, or representatives of any documentation or other information (including any financial projections or other supplemental data).

4.21 Solvency. As of immediately prior to the Effective Time, each of the Company and its Subsidiaries on a consolidated basis shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of any of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any dissolution, liquidation, insolvency, suspension of operations or payments or bankruptcy proceeding.

4.22 COVID-19 Matters.

(a) The Company has not claimed any Tax credit or deferral, borrowed any money or received any subsidy or relief from any Governmental Entity pursuant to any COVID-19 Law, or taken any other action that would, or would reasonably be expected to, impair the eligibility of the Company or any of its Affiliates to claim any payroll tax credit or deferral with respect to the business of the Company that is permitted by any COVID-19 Law.

(b) The Company is in compliance in all material respects with all applicable Laws providing for or mandating COVID-19 related employment leave.

(c) To the Company’s Knowledge, no event has occurred and no condition exists that would interfere with or impede the availability of the Company’s workforce to conduct the business of the Company and there is no anticipated labor shortage as a result of, in connection with, or related to COVID-19, a pandemic, any such applicable Laws, Orders or other similar events, except in each case as would not reasonably be likely to be material to the Company. The Company has not implemented, and has no plans to implement, any reductions in hours, furloughs, or salary reductions in connection with COVID-19 that would (i) cause any employee currently classified as “exempt” under federal and state applicable Law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, state, or local minimum wage.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGERCO

The Parent and MergerCo represent and warrant jointly and severally to the Company on the date hereof as follows:

5.1 Organization. The Parent and MergerCo are duly incorporated, organized or formed, validly existing and in good standing under the laws of their respective jurisdiction of incorporation, organization or formation.

5.2 Authority. The Parent and MergerCo have the corporate power and authority to execute and deliver this Agreement and the other Principal Documents to which either is a party, to carry out their respective obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of this Agreement (and, upon execution by the Parent and/or MergerCo of such other Principal Documents to which either is a party, the execution and delivery of such other Principal Documents), the performance by the Parent and MergerCo of their respective obligations hereunder and thereunder, and the consummation of the Transaction have been duly authorized by all necessary corporate action of the Parent and MergerCo. This Agreement has been duly executed and delivered by the Parent and MergerCo and constitutes a valid, legal and binding agreement of the Parent and MergerCo (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Parent and MergerCo in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 No Conflict; Required Filings and Consents. The execution of this Agreement, the performance by the Parent and MergerCo of their obligations under this Agreement, and the consummation of the Transaction do not and will not, (a) violate, conflict with, or result in any breach of any provision of the Parent’s or MergerCo’s organizational documents; (b) except as set forth on Schedule 5.3, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any contract to which the Parent or MergerCo is a party; or (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Laws or Orders binding upon or applicable to the Parent or MergerCo or by which or to which a portion of the Parent’s or MergerCo’s assets are bound, except, with respect to each of clauses (b) and (c), except as set forth on Schedule 5.3, such violations, conflicts, breaches or defaults as are not reasonably likely to have a material adverse effect on the ability of the Parent and MergerCo to perform their obligations under this Agreement or consummate the Transaction. No Consent of any Governmental Entity is required by the Parent or MergerCo in connection with the execution, delivery and performance by the Parent and MergerCo of this Agreement or the consummation by the Parent and MergerCo of the Transaction, except for (i) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder and (ii) except as set forth on Schedule 5.3, such other Consents, the failure of which to be obtained or made are not reasonably likely to have a material adverse effect on the ability of the Parent and MergerCo to perform their obligations under this Agreement.

5.4 Absence of Litigation. There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration before any Governmental Entity against the Parent or MergerCo that seeks to enjoin or otherwise prohibit or delay the consummation of the Transaction nor, to the knowledge of the Parent or MergerCo, is any such action or other proceeding threatened.

5.5 Sufficient Funds. The Parent shall have at the Closing sufficient immediately available funds in the amount totaling at least the Merger Consideration and to satisfy all other payment amounts required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the other Transaction Documents, and the consummation of the Transaction.

5.6 Brokers, etc. No broker, finder, investment bank or other Person is entitled to any brokerage or finder’s fee, commission or the reimbursement of expenses from the Parent or MergerCo in connection with the Transaction based upon agreements or arrangements made by or on behalf of the Parent or MergerCo or any of their respective Affiliates.

5.7 Antitrust. As of the date of this Agreement, no fact or circumstance exists, including any current holding and transaction under consideration by the Parent or MergerCo and its Subsidiaries, which would reasonably be expected to prevent or materially delay any filings or approvals required under the HSR Act or any other applicable antitrust Laws..

5.8 Solvency. Immediately after giving effect to the Transaction, each of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of any of the Surviving Corporation and its Subsidiaries.

5.9 Investigation; No Additional Representations; No Reliance, etc.

(a) Each of the Parent and MergerCo knowingly, willingly, irrevocably and expressly represent, warrant, acknowledge and agree, on their own behalf and on behalf of their respective Affiliates, that:

(i) they have conducted to their full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Company and its direct and indirect Subsidiaries and, in making their determination to proceed with the Transaction, each of the Parent and MergerCo has relied solely on the results of their own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any of the Company, its Subsidiaries, any Stockholder or Optionholder of the Company or the confidential information presentation prepared by William Blair & Company, L.L.C. dated September 2020 (the “CIM”), that certain “Genesis” data site administered by Merrill Datasite (the “Data Room”), the Projections (as defined below) or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other party hereto, or any failure of any of the foregoing to disclose or contain any information, except for the representations and warranties of the Company expressly and specifically set forth in ARTICLE IV, as qualified by the Disclosure Schedules, the Disclosure Schedules and the terms and conditions (including limitations and exclusions) of this Agreement;

(ii) the representations and warranties expressly and specifically set forth in ARTICLE IV, in each case, as qualified by the Disclosure Schedules, and the Disclosure Schedules, and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement, are the sole and exclusive representations, warranties, and statements of any kind made to and on which the Parent or MergerCo may rely in connection with the transactions contemplated by this Agreement;

(iii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent required by the representations and warranties expressly and specifically set forth in ARTICLE IV, in each case, as qualified by the Disclosure Schedules, and the Disclosure Schedules, and the terms and conditions of (including the limitations and exclusions in) this Agreement), including in the CIM, the Data Room, the Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries or any of the Seller Parties and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets), are, in each case, specifically disclaimed by the parties hereto; and

(iv) The Parent and MergerCo, on behalf of themselves and their respective Affiliates, knowingly, willingly, irrevocably and expressly: (x) disclaim reliance on the items in Section 5.9(a)(iii) and (y) acknowledge and agree that they have relied on, are only relying on and will only rely on, the items in Section 5.9(a)(ii). Without limiting the generality of the foregoing, the Parent and MergerCo knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of their respective Affiliates, as applicable, that no Person (including the Company or its Subsidiaries, Affiliates or Representatives), has made, is making or is authorized to make, and the Parent and MergerCo, on their own behalf and on behalf of their respective Affiliates, as applicable, hereby knowingly, willingly and irrevocably waive, any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in ARTICLE IV, in each case, as qualified by the Disclosure Schedules, and the Disclosure Schedules, and the terms and conditions of, including the limitations and exclusions in, this Agreement.

(v) Without limiting the generality of the foregoing, in connection with the investigation by the Parent and MergerCo of the Company and its Subsidiaries, the Parent and MergerCo and their respective Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the CIM, Data Room, management meetings, etc.) (collectively, “Projections”). The Parent and MergerCo knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf, and on behalf of their respective Affiliates, that (i) such Projections are being provided solely for the convenience of the Parent and MergerCo to facilitate their own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Parent and MergerCo are familiar with such uncertainties, and (iv) except as expressly set forth in this Agreement, the Parent and MergerCo are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(b) The Parent and MergerCo represent, warrant, acknowledge and agree that they (i) have been furnished with, or given adequate access to, such information about the Company, its Subsidiaries and their business, personnel, assets, premises, books and records, and other documents and data as they have requested, (ii) to the extent they have deemed appropriate, addressed in this Agreement any matters arising out of their investigation and the information provided to them, and (iii) will not assert, except to the extent permitted by ARTICLE IX, any claim against the Company, its Subsidiaries or their respective directors, officers, employees, advisors, agents, equityholders, consultants, investment bankers, brokers, Representatives or controlling persons, or any Affiliate of any of the foregoing, or hold any of the foregoing Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished concerning the Company, its Subsidiaries or their business, this Agreement or the Transaction (including relating to the distribution of the CIM, the Data Room, the Projections or any other information, statements, disclosures, or materials or any failure of any of the foregoing to disclose any information).

ARTICLE VI

CERTAIN AGREEMENTS OF THE PARTIES

6.1 Tax Matters.

(a) Payment of Transfer Taxes and Other Charges. The Parent shall be responsible for and the Parent shall pay all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes (the “Transfer Taxes”), if any, resulting from the Merger. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Transfer Taxes.

(b) No 338 or 336(e) Election. The Parent shall not make any election under Section 338 or 336(e) of the Code, or any similar provision of state or local Law, with respect to the transactions contemplated by this Agreement.

(c) Cooperation in Filing Tax Returns. The Parent and the Stockholder Representative shall, and shall each cause its, his or her Affiliates to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company and the Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party thirty (30) days written notice of such disposal and providing the other party with the opportunity to copy (at such other party’s cost) such Tax Returns or other documents. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

6.2 Operation of Business, Related Matters. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 10.1 or the Closing Date, except as otherwise permitted or required by this Agreement, the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to (A) maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it; and (B) retain the services of its current officers and key employees. Except as set forth in Schedule 6.2, from the date hereof and prior to the Closing Date, except as required by applicable Laws, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a) incur any Indebtedness or make any guarantees with respect to any Indebtedness, in either case except in an aggregate amount not to exceed $500,000 or make any loan or capital contribution to, or investment in, another Person (other than a Subsidiary of the Company);

(b) sell, transfer, lease, license, mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets;

(c) sell, lease or otherwise dispose of any of its properties or assets that are material to its business (other than in the Ordinary Course of Business);

(d) grant, issue, sell or otherwise dispose of any capital stock or grant any option or warrant or other right to purchase or obtain any of its capital stock, other than issuances of Common Stock upon the exercise of Options or split, combine, subdivide or reclassify any shares of capital stock;

(e) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any capital stock of the Company or its Subsidiaries or redeem, purchase or otherwise acquire any outstanding shares of, or any rights, warrants or options to acquire any shares of, capital stock of the Company or its Subsidiaries;

(f) merge or consolidate with or into any other Person, dissolve or liquidate, make any acquisition of any business or entity or engage in any restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(g) materially amend, terminate (unless the counterparty is in default under the applicable Material Contract and such termination is permitted) or waive any material term under any Material Contract or enter into any Contract that (i) would constitute a Material Contract or Lease or (ii) contains a change in control provision in favor of any other party thereto or would otherwise require a payment to or give rise to any rights of such other party in connection with the Transaction;

(h) make any change in its material accounting principles or practices except as required by GAAP or change its fiscal or Tax year;

(i) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish or amend any employment, bonus, incentive compensation, pension, retirement, severance, deferred compensation or other compensation or Benefit Plan for the benefit of any of its directors, employees or consultants, or accelerate the vesting of any Option, in each case other than: (i) as required pursuant to applicable Law or the terms of contracts in effect as of the date of this Agreement; and (ii) increases in base salaries and wages of non-senior management employees, or in connection with hiring of new non-senior management level employees, in each case in the Ordinary Course of Business (including ordinary course annual merit increases of base salary and the payment of annual bonuses, or as required by the terms and provisions of any Benefit Plan or written Contracts between the Company or any of its Subsidiaries and an employee thereof);

(j) amend the Organizational Documents of the Company or any of its Subsidiaries;

(k) make any capital expenditures in an amount not in excess of $250,000 individually or $500,000 in the aggregate;

(l) enter into any collective bargaining agreement or forgive any loan made to an employee of the Company or such Subsidiary;

(m) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (other than routine employee terminations for cause in the ordinary course of business consistent with past practice and in compliance with applicable Law);

(n) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position;

(o) commence an action, suit, arbitration or other proceeding, except: (i) for the routine collection of bills; (ii) where the Company or such Subsidiary determines in good faith that failure to commence take such action could result in the material impairment of a material right or asset of the Company or such Subsidiary; or (iii) in connection with an alleged breach of this Agreement;

(p) make or change any Tax election, settle or compromise any Tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, prepare any Tax Returns in a manner which is inconsistent with the past practices of the Company or its Subsidiaries, as the case may be, with respect to the treatment of items on such Tax Returns, incur any Tax liability other than in the ordinary course of business, amend any material Tax Return, or file any claim for refund of Taxes, in each case with respect to the income, operations or property of the Company or its Subsidiaries;

(q) pay, discharge, settle or compromise any pending or threatened action, suit, arbitration or other proceeding which (i) requires payment to or by the Company or any of its Subsidiaries (exclusive of attorney’s fees) in excess of $500,000 in the aggregate or (ii) imposes material restrictions on the operations of the Company or its Subsidiaries; and

(r) enter into any contractual obligation to do any of the actions referred to in this Section 6.2.

The Parent shall respond with reasonable promptness to any and all requests by the Company for consent(s) to take any of the actions specified in this Section 6.2, and no requested consent shall be unreasonably withheld, conditioned or delayed.

6.3 Reasonable Best Efforts. The Parent and MergerCo, on the one hand, and the Company, on the other hand, will use commercially reasonable best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement.

6.4 Pre-Closing Access. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 10.1 or the Closing Date, the Company will (x) permit the Parent and its authorized representatives reasonable access (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries) during normal business hours (and under the supervision of the Company’s personnel) to all books and records of the Company and its Subsidiaries and (y) provide customary and necessary financial information and reports upon the reasonable request of the Parent in connection with the arrangement of any debt financing sought by the Parent to finance the Transaction (the “Debt Financing”); provided, however, that (i) such access shall not include any contact or discussions with any employees, customers, or suppliers of the Company without the prior written consent of the Company, (ii) neither the Parent, nor MergerCo, nor their respective Representatives shall have the right to conduct invasive or intrusive sampling including without limitation, the collection or analysis of samples of indoor or outdoor air, surface water, groundwater, soil, land or building materials at, on, under, in or about any Real Property and (iii) the provision of financial information and reports in connection with the Debt Financing shall not require the Company to prepare pro forma financial statements and pro forma adjustments or any financial information and reports to the extent such information and reports are not already prepared or readily available. All of such information shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and acknowledged by the parties as a continuing obligation. Notwithstanding anything to the contrary set forth in this Agreement, during this period, neither the Company nor any of its Affiliates or its Subsidiaries shall be required to disclose to the Parent or any of its representatives any information (a) if doing so would violate applicable Laws to which the Company or any of its Subsidiaries is a party or is subject or which the Company reasonably determines could result in the loss of the ability to successfully assert attorney-client and work product privileges, (b) if the Company or any of its Subsidiaries reasonably determines that such information should not be so disclosed due to its competitively sensitive nature or such disclosure could result in a risk of liability to the Company or any of its Subsidiaries, or (c) relating to Taxes or Tax Returns other than information relating to the Company and its Subsidiaries.

6.5 Regulatory Compliance.

(a) In no event later than January 8, 2021, each of the Parent and the Company will, and the Company will cause the applicable entity to, prepare and file, or cause to be prepared and filed, with the FTC and DOJ, the Notification and Report Form required for the Transaction and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. As soon as reasonably practicable, each of the Parent and the Company will, and the Company will cause the applicable entity to, prepare and file, or cause to be prepared and filed any appropriate filing or submission with any relevant Governmental Entity under any applicable antitrust Laws. Each party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable antitrust Laws. The Parent shall be solely responsible for all filing fees required to be paid in connection therewith. The parties shall supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be reasonably requested pursuant to the HSR Act or any other applicable antitrust Laws.

(b) Without limiting the generality of the Parent’s obligations under this Section 6.5 or otherwise, the Parent shall promptly take or cause to be taken any and all action necessary to obtain promptly any clearance required and avoid every impediment under the HSR Act and any other antitrust, competition or trade regulation Law for the consummation of the Transaction as promptly as possible, including agreeing to any structural or behavioral remedy with respect to its or its Affiliates’ assets (including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement) and, at the request of the Company, to litigate in order to avoid the entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) related to the HSR Act and any other antitrust, competition or trade regulation Law that would prevent or delay the consummation of the Transaction (each, a “Remedial Action”). For the avoidance of doubt, the Parent shall not take any action with respect to any Order or any applicable Laws which would bind the Company or any of its Subsidiaries irrespective of whether the Transaction occurs. Each of the Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ (not including any interactions between the Company with Governmental Entities in the ordinary course of business) and shall comply promptly with any such inquiry or request. Each of the Parent and the Company shall instruct their respective counsels to cooperate reasonably with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any antitrust issues at the earliest practicable dates. The Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity, including any communications and meetings with or written submissions to any Governmental Entity, provided, however, that the Parent shall afford the Company a reasonable opportunity to participate in any such communications or meetings and comment on any such written submissions, the acceptance of such comment shall not be unreasonably withheld.

(c) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 10.1 or the Closing Date, except with the consent of the Company, the Parent and its Affiliates shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or any other applicable antitrust Laws.

6.6 Stockholder Consent. Immediately following the execution of this Agreement by the Company, the Company shall obtain from the Requisite Stockholders, in accordance with Delaware Law, the Stockholder Consent. Promptly thereafter, the Company, on behalf of the FS Stockholder, shall notify each of the stockholders of the Company (other than the Requisite Stockholders) of the execution and delivery the Stockholder Consent, requesting such stockholders to execute a Stockholder Consent pursuant to Section 4.1 of the Company Stockholders Agreement and use commercially reasonable efforts to obtain the same.

6.7 Transaction Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with the negotiation of this Agreement, the performance of this Agreement and the consummation of the Transaction shall be paid by the party incurring such fees and expenses; provided, however, that (i) the Parent shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act or any other applicable antitrust Laws, (ii) the Parent shall be responsible for all fees, costs and expenses, including premiums, underwriting fees, and retention payments, in connection with the R&W Insurance Policy, (iii) the Parent shall be responsible for 50% of all fees, costs and expenses of the Escrow Agent in connection with the Escrow Agreement, (iv) the Parent shall be responsible for 50% of all the fees, costs and expenses of the Paying Agent and (v) upon consummation of the Transaction, the Transaction Expenses shall be paid for in accordance with ARTICLE II.

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years after the Closing Date, the Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pursuant to and in accordance with the Organizational Documents of the Surviving Corporation and its Subsidiaries’, indemnify and hold harmless each present (as of the Closing Date) and former officer or director of the Company and its Subsidiaries (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Closing (including this Agreement and the Transaction and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable Laws. Each D&O Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation or its Subsidiaries to the extent provided in their Organizational Documents.

(b) For a period of six (6) years after the Closing Date, the Parent shall cause the certificates of incorporation (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries’ or any successor thereto to contain provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers as are set forth in the such entities’ certificates of incorporation (or equivalent organizational documents) as of the date of this Agreement. The indemnification and liability limitation or exculpation provisions of the Surviving Corporation and its Subsidiaries’ shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of the Company and its Subsidiaries, unless such modification is required by applicable Laws.

(c) Prior to the Closing, the Company will purchase “tail” coverage for the six (6) year period following the Closing under the Company and its Subsidiaries’ directors’ and officers’ liability insurance policies (including any policy providing coverage for combined fiduciary and employment practices liability) in place prior to the Closing Date with respect to matters existing or occurring at or prior to the Closing Date that provides at least the same coverage in scope and amount to the coverage provided by such policies in effect as of the date hereof (the “D&O Tail Policy”).

(d) The obligations of the Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.8 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8).

(e) If the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, the Parent and the Surviving Corporation shall cause the successors and assigns of the Parent or the Surviving Corporation, as the case may be, to assume all of the obligations set forth in this Section 6.8.

6.9 Post-Closing Access. Parent will, and agrees to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to, preserve and keep all books and records and all information relating to the accounting, legal, Tax and regulatory affairs of the Surviving Corporation, each Subsidiary of the Surviving Corporation and their businesses for seven years from the Closing Date, or for any longer period as may be required by applicable Law (including any statute of limitations and applicable extensions thereof) or any Governmental Entity. Parent will, and agrees to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to, from and after the Closing Date, for a period of seven years therefrom, afford promptly to the Stockholder Representative and its counsel, financial advisors, auditors and other authorized Representative reasonable access upon reasonable notice to their books and records (including Tax records), in each case, to the extent necessary to permit the Stockholder Representative to determine any matter relating to its rights and obligations (or the rights and obligations of any Equityholder) hereunder or relating to any period ending at or before the Closing Date; provided, that any such access by the Stockholder Representative and its counsel, financial advisors, auditors and other authorized Representatives (a) will not unreasonably interfere with the conduct of the business of the Surviving Corporation or any such Subsidiary and (b) will be conducted at the Stockholder Representative’s expense, during normal business hours, under the supervision of the Surviving Corporation’s and its Subsidiaries’ personnel. Notwithstanding anything to the contrary set forth in this Agreement, (i) no such Person will have access to personnel records of the Surviving Corporation and any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Surviving Corporation’s good faith opinion is sensitive or the disclosure of which could subject the Surviving Corporation or any of its Subsidiaries to risk of liability, and (ii) the Surviving Corporation will not be required to disclose to the Stockholder Representative or its counsel, financial advisors, auditors and other authorized Representatives any information if doing so (x) would violate any contract or applicable Law to which the Surviving Corporation or any of its Subsidiaries is a party or is subject or (y) it believes in good faith based on advice of counsel would result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges).

6.10 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement through the earlier of the date this Agreement is terminated pursuant to Section 10.1 or the Closing Date, the Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of the Company or its Subsidiaries regarding any such Person, its business or the Transaction without the prior written consent of the Company (which consent may be withheld for any reason). For the avoidance of doubt and without limiting the foregoing, the terms of the Confidentiality Agreement shall apply with respect to any communications or sharing of information pursuant to this Section 6.10. Subject to the terms of the Confidentiality Agreement, nothing herein shall prohibit or restrict the Parent’s communications with Persons with whom the Parent has an existing commercial relationship.

6.11 Resignations. The Company shall deliver to the Parent written resignations, effective as of the Closing Date, of each of the directors of the Company and its Subsidiaries and each of the officers of the Company.

6.12 Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the Transaction in an orderly fashion.

6.13 Exclusivity. During the period from the date of this Agreement to the earlier of (a) the Closing and (b) the date this Agreement is validly terminated pursuant to Section 10.1, the Company shall not, and shall not authorize or permit, any of its Representatives, Subsidiaries or Affiliates to, directly or indirectly, to (a) initiate, encourage or solicit any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (b) participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, MergerCo or any of their respective Affiliates or Representatives) relating to any Acquisition Proposal, or (c) approve, authorize, or enter into any contract or agreement contemplating or otherwise relating to, any Acquisition Proposal. Promptly following execution of this Agreement, the Company shall, and shall instruct each of its Affiliates and Subsidiaries, and its and their respective Representatives to, (x) immediately cease any existing activities, discussions or negotiations with any Person with respect to any Acquisition Proposal, and (y) request the return or destruction of any due diligence materials provided to any Persons (other than Parent, MergerCo and their Representatives) in connection with any Acquisition Proposal. If the Company receives an inquiry, proposal or offer for an Acquisition Proposal, then the Company promptly (and no later than twelve (12) hours of receipt) shall notify the Parent of the receipt of such an inquiry, proposal or written offer, shall then provide to the Parent copies of all written or electronically delivered materials related thereto and shall refrain from contacting or negotiating with the offeror or otherwise pursuing said offer in any manner.

6.14 Release.

(a) Effective upon the Closing, the Stockholder Representative and each Equityholder that has executed and delivered a Stockholder Consent or a Letter of Transmittal (collectively, the “Consenting Securityholders”), and its respective present and former parents, subsidiaries, Affiliates, officers, directors, managers, shareholders, members, successors and assigns (collectively, the “Stockholder Releasors”) shall be deemed to have, and hereby does, unconditionally release and forever discharge Parent, MergerCo, the Surviving Corporation and any other Subsidiary of Parent, including their respective officers, directors and employees, from any and all claims of liability, whether legal or equitable, or every kind and nature, which such Consenting Securityholder ever had, now has or may claim against the Company or any of its Subsidiaries, Parent, MergerCo or any other Subsidiary of Parent, in each case arising out of facts or circumstances occurring at any time on or prior to the Closing Date (collectively, “Stockholder Claims”); provided, however, that such release shall exclude those claims, liabilities, obligations and duties of the Company, Parent, MergerCo and the Surviving Corporation arising under this Agreement and shall exclude, to the extent applicable with respect to any Consenting Securityholder who is a current employee or director of the Company or any of its Subsidiaries, (i) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (ii) reimbursement for expenses incurred by any such Consenting Securityholder in the ordinary course of his or her employment which are reimbursable under the Company’s or any of its Subsidiary’s expense reimbursement policies, (iii) accrued vacation, subject to the Company’s or its applicable Subsidiary’s policies on accrual and carry forward, and (iv) any remaining obligations of the Company or any of its Subsidiaries to indemnify any officer or director. The terms and provisions of this Section 6.14 are specific terms of the Merger, and the approval and adoption of this Agreement and approval and adoption of the Merger by the Requisite Stockholders pursuant to the Stockholder Consent or a Letter of Transmittal shall constitute approval and adoption by such Equityholders, of such specific terms of the Merger, and the irrevocable agreement of such Equityholders to be bound by such terms and provisions.

(b) Effective upon the Closing, the Parent, MergerCo and the Surviving Corporation and their respective present and former parents, subsidiaries, Affiliates, officers, directors, managers, shareholders, members, successors and assigns (collectively, the “Parent Releasors” and collectively with the Stockholder Releasors, the “Releasors”) shall be deemed to have, and hereby does, unconditionally release and forever discharge each Equityholder and the Stockholder Representative and their respective officers, directors and employees, from any and all claims of liability, whether legal or equitable, or every kind and nature, which such Parent Releasor ever had, now has or may claim against an Equityholder or the Stockholder Representative, in each case arising out of facts or circumstances occurring at any time on or prior to the Closing Date (collectively, “Parent Claims” and together with the Stockholder Claims, the “Claims”); provided, however, that such release shall exclude those claims, liabilities, obligations and duties of the Equityholders and Stockholder Representative (i) arising under this Agreement, (ii) based on Actual Fraud, and (iii) with respect to any employee, based on violation of any Law, theft, embezzlement, fraud, dishonesty or criminal act.

(c) Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 6.14, and which, if known as of the date hereof, may have materially affected such Releasor’s decision to grant the release contained in this Section 6.14. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Stockholder Claims or Parent Claims, as applicable, that now exist, may exist, or previously existed, as set out in this Section 6.14, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Stockholder Claim or Parent Claim, as applicable, that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Releasors expressly, knowingly and intentionally waive any and all rights, benefits and protections of California Civil Code Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

6.15 Consents. Each of the Parent and MergerCo acknowledges that certain Consents to the transactions contemplated by this Agreement may be required from parties to Contracts, leases, licenses or other agreements to which the Company or its Subsidiaries are a party (including the Material Contracts) and such Consents may not have been obtained prior to the Closing. Each of the Parent and MergerCo agrees and acknowledges that neither the Company, nor any Equityholder will have any liability whatsoever to the Parent or MergerCo (and neither the Parent nor MergerCo will be entitled to assert any claims) arising out of or relating to the failure to obtain any Consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Contract, lease, license or other agreement as a result thereof. Each of the Parent and MergerCo further agrees that no representation, warranty or covenant of the Company or of the Equityholders contained herein will be breached or deemed breached and no condition of the Parent or MergerCo will be deemed not to be satisfied as a result of the failure to obtain any Consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Consent or any such default, acceleration or termination.

6.16 Termination of Certain Contracts. Prior to or at the Closing, the Company shall, and shall cause its Affiliates to, terminate all Related Party Transactions set forth on Schedule 4.18(b) pursuant to termination agreements, in form and substance reasonably acceptable to Parent, that provide for such termination without further liability or obligation of the Company or any of its Subsidiaries thereafter.

6.17 Deliveries. The Company shall deliver to the Parent the 2020 Audited Financial Statements by January 31, 2021. As soon as practicable after the date of this Agreement, the Company shall deliver to Parent on one or more CD-ROM disks or USB flash drives: a complete and accurate (as of the date of this Agreement) electronic copy of the Data Room (the “Signing Disk”). As soon as practicable after the Closing Date, the Surviving Corporation shall deliver to Parent on one or more CD-ROM disks or USB flash drives a complete and accurate (as of the Effective Time) electronic copy of the Data Room (the “Closing Disk”).

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to all Parties’ Obligations. The obligations of each of the Parent, MergerCo and the Company to consummate the Closing under this Agreement are subject to the satisfaction (or, if permitted by applicable Laws, waiver by the party for whose benefit such condition exists in accordance with Section 11.1), at or prior to the Closing, of all of the following conditions:

(a) The Transaction shall not be prohibited by any applicable Laws or Orders, and all necessary filings, if any, pursuant to the HSR Act or any other applicable antitrust Laws shall have been made, all applicable waiting periods thereunder shall have expired or been terminated and all other authorizations, consents, orders, and approvals of Governmental Entities necessary for the consummation of the transactions shall be obtained.

(b) No claim, action, cause of action or suit, inquiry, proceeding or investigation shall have been instituted at or prior to the Closing by any Governmental Entity, relating to this Agreement or the Transaction, which is in effect and has the effect of making the Transaction illegal, otherwise restraining or prohibiting consummation of the Transaction or causing the Transaction to be rescinded following completion thereof.

(c) The Company shall have obtained and delivered to Parent the Stockholder Consent from the Requisite Stockholders, which consent shall have been duly and validly executed and delivered (and not withdrawn or revoked) in accordance with Delaware Law and the Organizational Documents of the Company.

7.2 Conditions to the Parent’s and MergerCo’s Obligations. The obligations of the Parent and MergerCo to consummate the Closing under this Agreement are subject to the satisfaction (or, if permitted by applicable Laws, waiver by the Parent), at or prior to the Closing, of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) clause (y) of Section 4.5(c) and Section 4.19 shall be true and correct in all respects as of the date hereof and as of the Closing Date, (ii) the representations and warranties of the Company contained in Sections 4.1, 4.2 and 4.3 shall be true and correct in all respects (except for de minimis errors) as of the date hereof and as of the Closing Date, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that the failure of such representations and warranties referred to in this clause (iii) to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Agreements. The Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing.

(c) Closing Certificate. The Company shall have delivered to the Parent a certificate to the effect that each of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(g) has been satisfied.

(d) Escrow Agreement and Paying Agent Agreement. The Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Parent. The Stockholder Representative and the Paying Agent shall have executed and delivered the Paying Agent Agreement to the Parent

(e) Resignation Letters. The Company shall have delivered to the Parent resignation letters from each director of the Company.

(f) FIRPTA Certificate. The Company shall have delivered to the Parent a properly prepared certificate from the Company stating that the Company is not a “United States real property holding corporation” together with a notice to the U.S. Internal Revenue Service prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

(g) No Material Adverse Effect. Since the date of this Agreement, neither the Company nor any Subsidiary of the Company shall have suffered a Material Adverse Effect

(h) Contract Terminations. All Contracts listed in Schedule 4.18(b) shall have been terminated.

(i) Employment Agreement. The Employment Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the Key Employee.

(j) Adjusted EBITDA. The Adjusted EBITDA derived from the 2020 Audited Financial Statements shall not be materially less than the Adjusted EBITDA set forth on Schedule 1.2. The Adjusted EBITDA derived from the 2020 Audited Financial Statements shall be calculated using the same methodology and specific adjustments set forth on Schedule 1.2.

7.3 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Closing under this Agreement are subject to the satisfaction (or, if permitted by applicable Laws, waiver by the Company), at or prior to the Closing, of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent and MergerCo contained in this Agreement shall be true and correct (disregarding all materiality and material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Parent or MergerCo to consummate the Closing or any of the other transactions contemplated hereby.

(b) Performance of Agreements. The Parent and MergerCo shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Parent and MergerCo at or prior to the Closing.

(c) Closing Certificate. The Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.3(a) and 7.3(b) has been satisfied.

(d) Escrow Agreement and Paying Agent Agreement. Each of the Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Stockholder Representative. Each of the Parent and the Paying Agent shall have executed and delivered the Paying Agent Agreement to the Stockholder Representative.

(e) Payment of Merger Consideration. The Parent shall have made all payments required to be made at the Closing under this Agreement, and the Surviving Corporation shall have made all payments required to be made at the Closing under this Agreement.

ARTICLE VIII

EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS

8.1 Health and Welfare Plans. Following the Closing Date, (a) the Parent shall, or shall cause its Affiliates to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any employees of the Company and its Subsidiaries who are employed immediately prior to the Closing and continue to be employed immediately after the Closing (“Continuing Employees”) or their dependents or beneficiaries under any welfare benefit plans maintained by the Parent or any of its Affiliates for which such Continuing Employees may be eligible to the extent satisfied prior to the Closing Date under the Benefit Plans; and (b) the Parent shall, or shall cause its Affiliates to, provide or cause to be provided that any costs or expenses incurred by the Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date under any Benefit Plan that provides for group health or other welfare benefits shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any welfare benefit plans maintained by the Parent or any of its Affiliates for which such Continuing Employees may be eligible for the applicable plan year in which the Closing Date occurs.

8.2 Crediting of Service. With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by the Parent or any of its Affiliates following the Closing Date for the benefit of any Continuing Employee, the Parent and its Affiliates shall grant, or cause to be granted, to each Continuing Employee from and after the Closing Date credit for all service with the Company and its Subsidiaries and their respective predecessors prior to the Closing for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits and severance) without duplication of benefits to the extent such service was recognized under a comparable Benefit Plan immediately prior to Closing.

8.3 COBRA. A group health plan of the Parent or an Affiliate of the Parent will be responsible for providing COBRA continuation coverage with respect to any and all “M & A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, with respect to the Transaction.

8.4 No Third Party Beneficiaries. This ARTICLE VIII shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this ARTICLE VIII, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this ARTICLE VIII. Without limiting the foregoing, no provision of this ARTICLE VIII will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries in respect of continued employment or service (or resumed employment or service) or any other matter. Nothing in this ARTICLE VIII is intended to amend any Benefit Plan or to require the Parent, the Surviving Corporation or any of their respective Affiliates to continue any Benefit Plan, or prevent the amendment, modification or termination thereof from and after the Closing Date.

ARTICLE IX

SURVIVAL; NO POST-CLOSING REMEDY

9.1 The representations, warranties and the covenants of the Company, MergerCo and the Parent contained in this Agreement or any instrument delivered pursuant to this Agreement shall not survive the Closing and shall terminate and be of no further force or effect on and after the Closing; provided, that any covenants and agreements contained in this Agreement or any instrument delivered pursuant to this Agreement that are required to be performed by any Person after the Closing shall survive the Closing in accordance with their respective terms until performed at which time they shall terminate and be of no further force or effect. Notwithstanding anything herein to the contrary, this ARTICLE IX shall not serve as a limitation on any claims for Actual Fraud.

9.2 The parties hereto knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of each of their respective Affiliates, that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action any of them may have against any other party hereto relating to the subject matter of this Agreement or any other document contemplated hereby, and the Transaction (other than, and solely with respect to any of post-Closing covenants), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived, except, in each case, with respect to Actual Fraud. Furthermore, without limiting the generality of this ARTICLE IX, from and after the Closing, no action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, any party hereto, including, after the Effective Time, the Surviving Corporation, against any of the other parties hereto, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of any Person set forth or contained in this Agreement or any certificate delivered hereunder (other than, and solely with respect to, any of the post-Closing covenants), the subject matter of this Agreement, the Transaction, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to the Closing or the Effective Time, except with respect to Actual Fraud. Furthermore, without limiting the generality of this ARTICLE IX the parties hereto will not be entitled to rescind this Agreement by reason of any breach of this Agreement, and the parties hereto knowingly, willingly, irrevocably and expressly waive any and all rights of rescission they may have in respect of any such matter. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall, or shall be construed to, prevent a claim brought under the R&W Insurance Policy. Each of the Parent and MergerCo covenants and agrees that the R&W Insurance Policy shall provide that, except in the case of Actual Fraud, the insurer of the R&W Insurance Policy waives, and agrees not to seek or enforce, any subrogation rights it may have against the Company, the Equityholders, the Stockholder Representative or their respective Affiliates as a result of this Agreement.

9.3 The parties hereto knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of their respective Affiliates, that the agreements contained in Section 9.2 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of this ARTICLE IX; and (ii) are an integral part of the Transactions and that, without the agreements set forth in this ARTICLE IX, the parties hereto would not enter into this Agreement and the Company would not recommend approval of this Agreement to the Stockholders.

ARTICLE X

TERMINATION

10.1 Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

(a) The Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) The Parent may terminate this Agreement by delivering written notice to the Company at any time prior to the Closing if the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Parent has notified the Company of the breach and such breach has continued without cure for a period of thirty (30) days after delivery of such notice of breach, and there is a reasonable likelihood that such breach will result in an inability of the Company to satisfy the conditions set forth in ARTICLE VII; provided, that the Parent is not then in material breach of any provision of this Agreement.

(c) The Company may terminate this Agreement by delivering written notice to the Parent at any time prior to the Closing if the Parent or MergerCo is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Company has notified the Parent of the breach and such breach has continued without cure for a period of thirty (30) days after delivery of such notice of breach, and there is a reasonable likelihood that such breach will result in an inability of the Parent or MergerCo to satisfy the conditions set forth in ARTICLE VII; provided, that the Company is not then in material breach of any provision of this Agreement.

(d) At any time on or after February 28, 2021 (the “Outside Date”) if the Closing shall not have occurred by such date, the Company may terminate this Agreement by delivering written notice to the Parent and the Parent may terminate this Agreement by delivering written notice to the Company; provided, however, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure to consummate the Transaction on or before such date resulted from such party’s breach of any representation or warranty made by it herein or the failure of such party to fulfill any covenant or agreement that is required to be fulfilled by it prior to Closing; provided, further, that if all of the Closing conditions set forth in ARTICLE VII have been satisfied other than clearance under the HSR Act or any other applicable antitrust Laws in accordance with Section 7.1(a), the Outside Date will be extended automatically for an additional period of three (3) months.

(e) The Parent or the Company may terminate this Agreement if (i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Entity issues an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order becomes final and non-appealable.

(f) The Parent may terminate this Agreement if the Stockholder Consent signed by the Requisite Stockholders has not been obtained and delivered to Parent within two hours after the execution of this Agreement.

(g) The Parent may terminate this Agreement if there shall have been or is a Material Adverse Effect.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, all obligations of the parties hereunder (other than obligations under the Confidentiality Agreement and ARTICLES X and XI, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination by a party pursuant to clause (b), (c), (d), (e), (f) or (g) of Section 10.1 shall relieve such party from any liability arising from or relating to any breach of any covenant or agreement contained in this Agreement by such party prior to termination.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement; Waivers. This Agreement (together with the Exhibits and Disclosure Schedules and the Transaction Documents) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the Confidentiality Agreement (which shall survive execution and delivery of this Agreement and shall survive any termination of this Agreement but shall terminate upon consummation of the Closing). No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) by the Parent in the case of a waiver by the Parent or MergerCo, or (b) by the Company in the case of a waiver by the Company.

11.2 Amendment or Modification. This Agreement may be amended only by the written agreement of the Parent, the Company and the Stockholder Representative.

11.3 Severability. If any provision hereof would, under applicable Laws, be invalid or unenforceable in any respect, then such provision shall (to the extent permitted under applicable Laws) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Laws. The provisions hereof are severable, and if any provision hereof is held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

11.4 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void, except that the Parent may assign its rights and delegate its obligations hereunder to one or more of its Subsidiaries as long as the Parent remains ultimately liable for all of the Parent’s obligations hereunder, and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

11.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (but only with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.5):

To the Parent or MergerCo:

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Attention: Chief Executive Officer

E-mail: [omitted]

with copies to (which shall not constitute notice):

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Attention: George Yuhas

E-mail: [omitted]

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Attention: John F. Seegal

E-mail: [omitted]

To the Company (prior to the Closing):

Flora Parent, Inc.

c/o Freeman Spogli & Co.

299 Park Avenue, 20th Floor

New York, New York 10171

Attention: Todd W. Halloran

Email: [omitted]

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Christina E. Melendi

Email: [omitted]

To the Company (after the Closing):

Flora Parent, Inc.

c/o Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Attention: Chief Executive Officer

E-mail: [omitted]

with copies to (which shall not constitute notice):

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Attention: George Yuhas

E-mail: [omitted]

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Attention: John F. Seegal

E-mail: [omitted]

To the Stockholder Representative, on behalf of the Equityholders:

FS Equity Partners VII, L.P.

c/o Freeman Spogli & Co.

299 Park Avenue, 20th Floor

New York, New York 10171

Attention: Todd W. Halloran

Email: [omitted]

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Christina E. Melendi

Email: [omitted]

11.6 Public Announcements. The initial press release concerning this Agreement and the Transaction will be mutually agreed by the Parent and the Company concurrently with the execution and delivery of this Agreement. Thereafter, the Company, on the one hand, and the Parent, on the other hand, will use their respective reasonable best efforts to consult with the other before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that neither the Company nor the Parent will be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, stock exchange rule or listing agreement or request of the staff of the U.S. Securities Exchange Commission; (ii) principally directed to employees, suppliers, customers, partners or vendors; (iii) consistent with previous press releases, public disclosures or public statements made by in compliance with this Section 11.6; (iv) with respect to the actual or expected financial impact (including earnings guidance) of the Transaction on such party; or (v) with respect to any actual or threatened action, suit, inquiry, judicial or administrative proceeding between the Company, the Stockholder Representative or their Affiliates, on the one hand, and the Parent and its Affiliates, on the other hand. Notwithstanding the foregoing, the Stockholder Representative and its Affiliates may disclose the terms and existence of this Agreement and the Transaction to its limited partners, investors, or lenders and prospective limited partners, investors, or lenders in connection with their customary fundraising, marketing, information or reporting activity.

11.7 Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

11.8 Disclosure. Any item listed or referred to in any section of the Company Disclosure Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into another Section of the Company Disclosure Schedule only to the extent its relevance or appropriateness is reasonably apparent on its face. Certain sections of the Company Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such Sections relate and such additional disclosures shall not be deemed to mean that such information is required by such related Sections of the Agreement.

11.9 Third Party Beneficiaries. Except (a) pursuant to Sections 6.8 and 11.18 hereof, (b) the right of each Stockholder to receive a portion of the Merger Consideration following the consummation of the Transaction and (c) the right of a holder of Options to receive consideration therefor following consummation of the Transaction, nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties, their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.12 CONSENT TO JURISDICTION. WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY (i) AGREE AND CONSENT TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS IN WILMINGTON, DELAWARE, (ii) AGREE NOT TO BRING ANY ACTION RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (EXCEPT TO ENFORCE THE JUDGMENT OF SUCH COURTS), (iii) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT AND (iv) AGREE THAT NOTICE OR THE SERVICE OF PROCESS IN ANY PROCEEDING SHALL BE PROPERLY SERVED OR DELIVERED IF DELIVERED IN THE MANNER CONTEMPLATED BY SECTION 11.5.

11.13 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE PARENT ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 11.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.14 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including to cause the other parties to consummate the Transaction, and including to effect the Closing in accordance with ARTICLE III, each without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy), this being in addition to, and not exclusive of, any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) The parties further agree that (i) the seeking of the remedies provided for in Section 11.14(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement if this Agreement has been terminated or if the remedies provided for in Section 11.14(a) are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under Section 11.14(a) prior or as a condition to exercising any termination right under ARTICLE X (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 11.14(a) or anything set forth in this Section 11.14(b) restrict or limit the Parent’s or the Stockholder Representative’s right to terminate this Agreement in accordance with the terms of ARTICLE X or pursue any other remedies under this Agreement that may be available then or thereafter.

11.15 Construction; Negotiation of Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

11.16 Interpretation.

(a) For purposes of this Agreement, (i) the terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the words “include”, “includes” and “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified, (iii) the word “or” will not be exclusive, and (iv) words in the singular will be held to include the plural and references to the masculine, feminine or neuter gender shall include each other gender.

(b) All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto and made a part hereof for all purposes. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context otherwise requires, the words “party” and “parties” shall refer to the Company, the Parent and MergerCo.

(d) Unless the context otherwise requires, references herein to an agreement, instrument, document, or statute means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof.

11.17 Stockholder Representative.

(a) Appointment. The Equityholders irrevocably appoint FS Equity Partners VII, L.P. with power of designation and assignment as their true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, all of the Equityholders with the full power, without the consent of the other Equityholders, to exercise as the Equityholder in its sole discretion for all purposes under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the Stockholder is authorized to:

(i) take all actions on behalf of the Equityholders with respect to the matters set forth in ARTICLE II;

(ii) execute and deliver, should it elect to do so in its sole discretion, on behalf of the Equityholders, any amendment to, or waiver of any term or provision of, this Agreement and the other Transaction Documents;

(iii) take all other actions to be taken by or on behalf of the Equityholders and exercise any and all rights which the Equityholders are permitted or required to do or exercise under this Agreement and the other Transaction Documents.

(b) No Liability of Stockholder Representative. The Stockholder Representative will not be liable to the Equityholders for any action taken by the Stockholder Representative in good faith without gross negligence or willful misconduct pursuant to this Agreement, and the other Equityholders will jointly and severally indemnify the Stockholder Representative from any liabilities arising out of service as the Stockholder Representative hereunder. The Stockholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not individually liable in such capacity for any of the obligations of the Equityholders hereunder, and the Parent agrees that it will not look to the assets of the Stockholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Equityholders hereunder. In all questions arising under this Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative shall not be liable to anyone for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. In no event shall the Stockholder Representative be liable to any Equityholders for indirect, punitive, special or consequential damages. The Stockholder Representative shall be entitled to periodic advancement and reimbursement of its reasonable expenses from the other Equityholders pro rata for all expenses incurred by the Stockholder Representative on behalf of the Equityholders generally in connection with this Agreement or the Transaction, and if the Stockholder Representative determines that such advancement or reimbursement may not fully reimburse him for his expenses incurred in such capacity, then the Stockholder Representative will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. Notwithstanding any other provision of this Agreement, Parent shall not have any obligation or liability to the Stockholder Representative except as expressly provided in this Agreement.

(c) Representative Action Binding. The appointment and power of attorney granted by the Equityholders to the Stockholder Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any of the Equityholders or the occurrence of any other event or events. All actions, decisions, instructions and notices of the Stockholder Representative taken, made or provided in accordance with this Agreement shall be conclusive and binding upon the Equityholders to the same extent as if such group and all of its members had taken such action, made such decision or provided or received such instruction or notice directly.

11.18 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution hereof or thereof; and each party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

11.19 Waiver of Conflicts. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, Representatives and Affiliates, that Morgan, Lewis & Bockius LLP may serve as counsel to each and any of the Stockholder Representative, the Stockholders and the Optionholders and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, but excluding the Company and its Subsidiaries, the “Seller Parties”), on the one hand, and the Company and its Subsidiaries (the “Company Group”), on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Morgan, Lewis & Bockius LLP (or any successor) may serve as counsel to the Seller Parties or any director, member, partner, officer, employee or Affiliate of any member of the Seller Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company Group, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. Each of the Parent and MergerCo further agrees, on its own behalf and on behalf of its affiliates, including the Company Group following the Closing, that in the event the Stockholder Representative assumes the defense of a third party claim brought against a member of the Company Group, notwithstanding that Morgan, Lewis & Bockius LLP may be representing a member of the Company Group in connection with such third party claim, each of the Parent and MergerCo waives any claim of conflict of interest with respect to Morgan, Lewis & Bockius LLP’s representation of the Seller Parties in connection with any dispute between the Parent or MergerCo and the Seller Parties, including in connection with disputes under this Agreement, other than any dispute related to the specific third party claim itself. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company Group and the Seller Parties, on the one hand, and their external legal counsel, including but not limited to Morgan, Lewis & Bockius LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are, privileged communications between the Company Group and Seller Parties and such counsel (collectively, the “Privileged Communications”) and thereby property of the Seller Parties, and from and after the Closing none of Company Group or any Person purporting to act on behalf of or through the Company Group, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. As to any such Privileged Communications prior to the Closing Date, the Parent, MergerCo and the Company Group, together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller Parties (and not the Company Group) shall be the sole holders of the attorney-client privilege with respect to such engagement between the Seller Parties and their counsel, and none of the members of the Company Group shall be a holder thereof, (b) to the extent that files of Morgan, Lewis & Bockius LLP in respect of such engagement with the Seller Parties constitute property of the client, only the Seller Parties (and not the Company Group) shall hold such property rights and (c) Morgan, Lewis & Bockius LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files regarding Seller Parties to the Company Group by reason of any attorney-client relationship between Morgan, Lewis & Bockius LLP and a member of the Company Group. The Seller Parties shall not waive any Privileged Communications without the prior written consent of the Parent.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

PARENT:

CENTRAL GARDEN & PET COMPANY

By:	/s/ William E. Brown
Name: William E. Brown
Title: Chairman of the Board

MERGERCO:

GENESIS MERGERCO, INC.

By:	/s/ George A. Yuhas
Name: George A. Yuhas
Title: Secretary

COMPANY:

FLORA PARENT, INC.

By:	/s/ Todd W. Halloran
Name: Todd W. Halloran
Title: President

STOCKHOLDER REPRESENTATIVE:

FS EQUITY PARTNERS VII, L.P.

By: FS Capital Partners VII, LLC
Its: General Partner

By:	/s/ Todd W. Halloran
Name: Todd W. Halloran
Title: Managing Member

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

NET WORKING CAPITAL

[To be provided.]

EXHIBIT B

FORM OF ESCROW AGREEMENT

[To be provided.]

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

[To be provided.]

EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

[To be provided.]